      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1997
                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                          8049                        33-0604264
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
OF INCORPORATION OR            CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
ORGANIZATION)
                                ----------------

                           3636 NOBEL DRIVE, SUITE 200
                           SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000
(ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ----------------

                                JAMES A. LEBOVITZ
                             SENIOR VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                          FPA MEDICAL MANAGEMENT, INC.
                           3636 NOBEL DRIVE, SUITE 200
                           SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ----------------

                                   COPIES TO:
                              DAVID R. SNYDER, ESQ.
                          PILLSBURY MADISON & SUTRO LLP
                          101 WEST BROADWAY, SUITE 1800
                        SAN DIEGO, CALIFORNIA 92101-8219
                                 (619) 234-5000
                                ----------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================+==================
                                                     PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO BE    OFFERING PRICE       AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED        PER UNIT        OFFERING PRICE     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
 Common Stock ($.002 par value).....   1,940,960          $26.50          $51,435,440(2)        $15,587
===============================================================================================================


(1) Such number represents the number of shares of Common Stock being registered for resale by selling stockholders.

(2) Pursuant to Rule 457(c), the registration fee was computed on the basis of the average of the high and low prices of the Registrant's Common Stock, reported on the Nasdaq National Market on July 8, 1997, the latest practicable date prior to the filing of this Registration Statement.

                                ----------------


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS SUBJECT TO COMPLETION, DATED  _____________, 1997

                        1,940,960 SHARES OF COMMON STOCK
[LOGO]
                          FPA MEDICAL MANAGEMENT, INC.

                                 ---------------

      This Prospectus relates to the offering by certain of the selling stockholders named herein (the "Selling Stockholders") of up to 1,940,960 shares (the "Individual Shares") of FPA Medical Management, Inc. (the "Company" or "FPA") common stock, par value $.002 per share (the "Common Stock").

      The Company will not receive any of the proceeds from the sale of the Individual Shares offered hereby. The Selling Stockholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Individual Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific number of Individual Shares to be sold, the respective purchase price and public offering price, the names of any such agent, broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a prospectus supplement. The Company has agreed to bear substantially all expenses of registration of the Individual Shares under federal and state securities laws, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, and to indemnify the Selling Stockholders against certain liabilities under the Securities Act. See "Plan of Distribution."

      The Selling Stockholders and any broker, dealer, agents or underwriters that participate with the Selling Stockholders in the distribution of the Individual Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Individual Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have agreed to indemnify the Company against certain liabilities. See "Plan of Distribution."

      The Common Stock is traded on the Nasdaq National Market under the symbol "FPAM." On July 14, 1997, the last reported sale price of the Common Stock was $27.00 per share.

                                ----------------


SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.

                                ----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Individual Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet Web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents of the Company filed with the Commission (File No. 0-24276) are incorporated herein by reference:

      1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997, as amended by Form 10-K/A filed with the Commission on April 29, 1997.

      2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 15, 1997.

      3. FPA's Current Report on Form 8-K dated March 17, 1997 filed with the Commission on May 16, 1997, as amended by Form 8-K/A filed with the Commission on May 30, 1997.

      4. The description of the FPA Common Stock contained in FPA's Registration Statement on Form 8-A dated October 20, 1994.

      In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement included in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS SO INCORPORATED. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE COMPANY AT 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER (619) 453-1000).

                           ---------------

      PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. FPA does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 ---------------

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. See "Risk Factors" for information that should be carefully considered by prospective investors. The financial and share data and enrollment and physician data of FPA includes AHI for all periods presented as a result of the pooling of interests transaction effective March 1997.

                                   THE COMPANY

      FPA is a national physician practice management company ("PPM") which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. The Company provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association ("IPA") physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly risk-sharing fixed capitation payments pursuant to Payor contracts.

      FPA's strategy is to increase enrollment by adding new Payor relationships and new providers to the existing FPA Network and by expanding the FPA Network into new geographic areas where the penetration of managed healthcare is growing. FPA believes new Payor and provider relationships are possible because of its ability to manage the cost of health care without sacrificing quality. The Company seeks to control the two "gatekeeping" points of entry into the managed health care delivery system: the primary care physician's office and the emergency room, thereby giving the Company a platform for coordinating all aspects of patient care under global capitation Payor contracts. The Company is also pursuing state and national Payor contracts, which facilitate more rapid development of provider networks in new markets thus adding enrollment in an accelerated manner. The Company has recently entered into, or agreed to negotiate, national Payor contracts with Aetna/U.S. Healthcare, Inc., PacifiCare Health Systems and Foundation Health Systems, Inc.

      On March 17, 1997 and June 30, 1997, respectively, the Company completed its mergers with AHI Healthcare Systems, Inc. ("AHI") and HealthCap, Inc. ("HealthCap"). On July 1, 1997, the Company entered into an agreement to merge with Health Partners, Inc. ("Health Partners"), a PPM, in a stock-for-stock merger to be accounted for as a pooling of interests (the "Health Partners Merger"). Health Partners serves over 138,000 members of health maintenance organizations ("HMOs") primarily in New York, Ohio, Kentucky, San Antonio, Texas, Washington D.C. and Virginia. The Health Partners Merger is expected to be completed late in the third quarter of fiscal 1997. See "Recent Developments."

      Currently (including AHI, HealthCap and Health Partners), the Company will be affiliated with approximately 7,580 primary care physicians (including obstetrician-gynecologists who contract with HealthCap as primary care physicians, the "ob-gyn physicians") and 15,322 specialty care physicians (excluding HealthCap contracting specialists), who will provide services to approximately 1,316,800 enrollees (which includes HealthCap ob-gyn "direct access" enrollees) of 42 HMOs or other prepaid health insurance plans (collectively, "Payors") in 27 states. The Company through its subsidiary, Sterling Healthcare Group, Inc. ("Sterling") is also affiliated with approximately 1,300 emergency department physicians and manages the emergency departments of 107 hospitals in 20 states.

      FPA's relationships with its subsidiaries affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. The Company believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

      Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. Pursuant to administrative services agreements with such subsidiaries or the Professional Corporations, payments received from Payors are assigned to FPA.

      The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for fixed monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost effective health care. Because FPA is obligated to provide medical services, some of the costs of which are variable, for fixed capitation fees, its profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs.

      The Company recruits physicians and contracts for their services to provide staffing of emergency departments. The Company also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and record keeping. In addition, the Company has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics.

        The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliates is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

    The Company is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that the Company will acquire any additional businesses.

      The health care industry is subject to extensive federal and state legislation and regulation. Changes in the regulations or interpretations of existing regulations could significantly affect the business of FPA.

      The Company's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.


                               RECENT DEVELOPMENTS

      Health Partners Merger. On July 1, 1997, FPA entered into an Agreement and Plan of Merger with Health Partners (the "Health Partners Merger Agreement") which provides for the acquisition of Health Partners by FPA in a stock-for-stock merger to be accounted for as a pooling of interests. The number of shares to be issued by FPA for all the outstanding shares of Health Partners capital stock and upon cancellation of Health Partners options will be based on a number of factors and will range between approximately 5.2 million and 6.4 million as provided in the Health Partners Merger Agreement. The consummation of the proposed merger is subject to approval by the stockholders of Health Partners, receipt of all necessary regulatory approvals, approval by the Company's senior lender and other customary conditions. The Health Partners Merger Agreement may be terminated by either of the parties if the merger is not consummated by October 28, 1997, and under certain other circumstances. Health Partners currently has a network of 418 primary care physicians which provides healthcare services to over 138,000 HMO enrollees under 8 Payor contracts. Health Partners is the largest physician practice management organization in New York with over 103,000 HMO members and also has operations in Ohio, Kentucky, Washington D.C., New Jersey, San Antonio, Texas and Virginia.

      HealthCap Merger. On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA common stock were issued in exchange for all of the outstanding shares of HealthCap common and preferred stock (including shares covered by HealthCap vested options and outstanding warrants as of the Effective Time as defined in the HealthCap Merger Agreement) and FPA assumed certain outstanding HealthCap options. HealthCap is a physician practice management company that provides management services for capitated physician networks, including IPAs and single taxpayer model medical groups. HealthCap is focused on the development and operation of primary care based multi-specialty and women's health delivery systems in primary and secondary markets where HMO market share has been historically low but is increasing. HealthCap operates in California, Florida, Georgia, Missouri and Nevada. As of March 31, 1997, HealthCap had a network of 1540 primary care physicians which provided healthcare services to approximately 50,000 HMO enrollees under 12 Payor contracts.

      AHI Merger. On March 17, 1997, FPA acquired AHI in a stock-for-stock merger accounted for as a pooling of interests in which 5,678,509 shares of FPA common stock were issued in exchange for all of the outstanding shares of AHI (the "AHI Merger"). AHI develops integrated health care delivery networks and provides managed care infrastructure services primarily in California, Florida and Texas. As of March 31, 1997, AHI had approximately 9,000 affiliated physicians (including both primary care and specialist physicians) in 51 operational and 40 developing networks, which served a total of approximately 200,000 enrollees under approximately 22 Payor contracts.

      Lehman Credit Facility. The Company entered into a $275 million Credit Agreement with Lehman Commercial Paper Inc. and the several lenders from time to time parties thereto (the "Lenders") dated as of June 30, 1997 (the "Credit Agreement"). The obligations of the Company under the Credit Agreement are secured by all the assets of the Company and all the capital stock of its subsidiaries. The Credit Agreement contains customary terms, events of default and covenants (including financial covenants) which, among other things, limit payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. As of June 30, 1997, the Company had drawn $187.8 million under the Credit Agreement, some of which was used to repay the Company's prior senior credit facility and the debt incurred in connection with an acquisition in December 1996.

                                  THE OFFERING

      This Prospectus relates to the offering by the Selling Stockholders of the Individual Shares. See "Description of Capital Stock."

THE COMMON STOCK AND INDIVIDUAL SHARES


Individual Shares offered by the Selling Stockholders...................   1,940,960
Total FPA Common Stock outstanding as of June 18, 1997(1)...............  31,002,157
Nasdaq National Market symbol...........................................        FPAM


------------


(1) Excludes approximately 7,103,822 shares of Common Stock issuable upon exercise of stock options and other warrants outstanding as of March 31, 1997 and 3,107,900 shares issuable upon conversion of the Debentures.



                                  RISK FACTORS

      In addition to other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the Individual Shares offered hereby.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS; EXPANDED SERVICE
OFFERING

      Over the last two and one-half years, the Company has pursued an aggressive growth strategy. The Company's growth has been achieved primarily through acquisitions, several of which have been completed or become subject to a binding agreement during the last six months. See "Recent Developments." Several of these acquisitions are large transactions which involve significant risks and uncertainties for FPA. The Company intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which include management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions, including cost savings, will be realized. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FPA will encounter similar uncertainties and risks with respect to any future acquisitions it may make. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

      Certain of the companies recently acquired by FPA have recently or historically operated at a loss. Other acquired companies have experienced fluctuations in quarter-to-quarter operating results. See "--Fluctuations in Quarterly Results." FPA has commenced the institution of certain measures intended to reduce these losses and quarterly fluctuation and to operate the acquired businesses profitably. However, there can be no assurance that FPA will reverse these trends or operate these entities profitably. If there are continuing operating losses at the acquired companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

      The Company is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. No assurance can be given as to the Company's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on the Company of any acquired business. Future acquisitions by the Company may involve the issuance of additional shares of Common Stock, which could have a dilutive effect on earnings per share, or could involve significant cash expenditures and may result in increased indebtedness and interest and amortization expenses or decreased operating income, which could have an adverse impact on the Company's future operating results.

      The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the Company. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect the Company's operating results.

      In addition, as a result of the acquisition of Sterling Healthcare Group, Inc. ("Sterling") in October 1996, FPA offers new services, specifically the management and support of hospital-based emergency departments. The addition of these new services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's operations and services.

RISKS OF FINANCIAL LEVERAGE

      FPA's indebtedness is significant in relation to its stockholders' equity. On a pro forma basis giving effect to amounts drawn down under FPA's Credit Agreement and the issuance of FPA's 6-1/2% Convertible Subordinated Debentures due 2001 (the "Debentures") in December 1996, such debt accounts for approximately 2.4% of FPA's total capitalization as of March 31, 1997. From its inception until the quarter ended December 31, 1996, when FPA incurred significant debt related to an acquisition, FPA had not incurred significant indebtedness as a percentage of FPA's total capitalization. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

GROWTH STRATEGY; DIFFICULTY IN MAINTAINING GROWTH

      The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliates is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

RISKS RELATED TO INTANGIBLE ASSETS

      As a result of FPA's various acquisition transactions, intangible assets of approximately $301 million have been recorded as of March 31, 1997 (on a pro forma basis, giving effect to probable or completed acquisitions since such date) on FPA's balance sheet. Such intangible assets totaled approximately 258% of FPA's stockholders' equity as of March 31, 1997 (on a pro forma basis, giving effect to probable or completed acquisitions since such date). Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $10 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.

      At the time of, or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the recorded value of such intangible assets will be realized by FPA. Although at March 31, 1997, the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations. See Note 1 of Notes to Supplemental Consolidated Financial Statements of the Company included herein.

DIFFICULTY IN CONTROLLING HEALTH CARE COSTS; CAPITATED NATURE OF REVENUE

      Agreements with Payors typically provide for the Professional Corporations or certain subsidiaries of FPA to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high-quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, which would reduce FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees (i) require more specialty care than anticipated or (ii) have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services and $25,000 for outpatient services per year, at which substantially all financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer up to a specified level (generally $5 million for outpatient and $1 million for inpatient), at which point the risk for loss returns to the Company. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity.
There can be no assurance that FPA will be able to negotiate favorable attachment points in the future.

FULL RISK CAPITATION

      Under capitation contracts generally, professional corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under Payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 26% of FPA's total operating revenue for the year ended December 31, 1996 was generated from contracts in which the Professional Corporations accepted the financial risk for outpatient medical and hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Professional Corporations, (ii) a significant number of enrollees require services up to the stoploss insurance "attachment points" or (iii) the Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.

FEE-FOR-SERVICE CONTRACTS

      FPA's subsidiary, Sterling, provides physician practice management services to hospitals under two types of contractual arrangements: fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenue is derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, Payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, Payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

DEPENDENCE ON GOVERNMENTAL AND OTHER THIRD PARTY PAYORS

      As a result of the Sterling acquisition, a significant portion of FPA's operating revenue is derived from payments made by government-sponsored health care programs as well as from other third party payors. For the year ended December 31, 1996, approximately 34% of the revenues of the combined FPA/ Sterling/AHI entity would have been derived from government payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. Congress passed a fiscal year 1996 budget reconciliation bill, which, although ultimately vetoed by the President, called for reductions in the rate of spending increases in the Medicare and Medicaid programs over the next seven years. Currently pending in Congress is proposed Medicare legislation to include, among other provisions, raising the age of eligibility for Medicare benefits, charging higher Medicare premiums to those Medicare beneficiaries with incomes above a certain level and reducing payments to physicians and hospitals. FPA cannot predict the effect current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement intended to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and was phased in over a four-year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of FPA.

RELIANCE ON CERTAIN PAYORS

      In 1994, one Payor accounted for 11.3% of FPA's operating revenue. In 1995, one Payor accounted for 26.2% of FPA's operating revenue. In 1996, two Payors accounted for 16.1% and 11.3%, respectively, of FPA's operating revenue.

TERMINABILITY OF PAYOR CONTRACTS

      Contracts with Payors generally provide for terms of one to thirty years, may be terminated earlier without cause, upon notice and upon renewal or in a number of other circumstances and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, a number of Sterling's hospital services agreements have been terminated as a result of non-renewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA.

      As of June 30, 1997, approximately 39% of FPA's membership is pursuant to Payor agreements with Foundation Health Systems, Inc. ("Foundation"). The term of the professional group provider agreements with Foundation is thirty years with automatic five-year renewal periods. These agreements commit certain FPA subsidiaries and Professional Corporations to, among other things, contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. The agreements may be terminated in a number of circumstances, including in the event of a material breach or a violation of applicable laws, rules or regulations. The termination of such agreements would have a material adverse effect on FPA's results of operations.

DEPENDENCE ON PRIMARY CARE PHYSICIANS AND EMERGENCY MEDICINE PHYSICIANS

      Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's adding new and retaining existing hospital clients.

      On December 5, 1996, the Thomas-Davis Medical Center, P.C. ("TDMC") physicians located in Tucson, Arizona voted to be represented by the Federation of Physicians and Dentists. On February 13, 1997, the TDMC employees located in Tucson voted to be represented by the Union of Health and Hospital Care Employees. TDMC and the Company are in the process of appealing certain aspects related to such representation; however, there can be no assurance as to the outcome of such appeals. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations and financial condition.

RISKS RELATED TO CLASSIFICATION OF PHYSICIANS AS INDEPENDENT CONTRACTORS

      FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA will be materially and adversely affected and may be subject to retroactive taxes and penalties.

STATE LAWS REGARDING PROHIBITION OF CORPORATE PRACTICE OF MEDICINE

      In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to its Consolidated Financial Statements incorporated by reference herein, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in states in which it operates as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications may be required, which could have an adverse effect on FPA.

      Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and financial condition.

POSSIBLE NEGATIVE EFFECTS OF PROSPECTIVE HEALTH CARE REFORM

      Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

      In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

POSSIBLE NEGATIVE EFFECTS OF GOVERNMENTAL REGULATIONS

      The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

      Further, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

      Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

      Although under the laws of most states the business of insurance generally is defined to include acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has determined that physician management companies like the Company must apply for and operate under a restricted Knox-Keene license. FPA's restricted license application was approved by the Department in December 1996. The loss or revocation of such license would have a material adverse effect on FPA.

      In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

      The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements between health carriers offering managed care plans, participating providers and intermediaries, like the Company, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. The Model Act does not carry the force of law unless it is adopted by state legislatures. The Company does not know which states, if any, will adopt the Model Act. There can be no assurance that the Company will be able to comply with the Model Act or any other act adopted by NAIC if it is adopted in any state in which the Company does business.

ANTITRUST REGULATION

      Because the affiliated provider entities within the Company remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. If Company provider entities are deemed by regulatory authorities or courts to be part of a single entity or system, they may be subject to antitrust laws that prohibit anti-competitive combinations or activities in excess of an immaterial size. The Company believes that it is in compliance with the antitrust laws, but there can be no assurance that the Company's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as the Company grows and matures and as further regulation and interpretations are promulgated.

COMPETITIVE MARKET FORCES

      The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

      In addition, as a result of consolidation among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporation. If Payors negotiate cost reductions with the Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on the results of operations of FPA.

POTENTIAL LIABILITIES

      In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. The Company is named in such suits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. Insurance coverage for lawsuits brought or which may be brought against FPA may not be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient, and, if insufficient, that such suits or claims will not have a material adverse effect on the Company. Further, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians. The Texas legislature, a state in which FPA operates, recently passed legislation which allows patients to sue HMOs for malpractice as they would individual physicians. Although the Company is not licensed as an HMO in Texas, there can be no assurance that the Texas courts will not extend the effects of such legislation to physician management companies like the Company.

      An increasing number of health care providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be given that such action would not have a material adverse effect on FPA and its operations.

LEGAL PROCEEDINGS

        AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. FPA intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect.

FLUCTUATIONS IN QUARTERLY RESULTS

      FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that the Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in the Company's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price for the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

      Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA common stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA common stock and general economic and market conditions, may influence the trading price of FPA common stock. Accordingly, there can be no assurance as to the price at which FPA common stock will trade in the future.

DEPENDENCE UPON KEY PERSONNEL; EMPLOYMENT CONTRACTS

      FPA is dependent upon the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen Dresnick, President of Sterling. The loss to FPA of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.

DILUTION; ADDITIONAL CAPITAL NEEDS

      FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of FPA common stock, or securities convertible or exercisable into FPA common stock, as consideration. The issuance of additional shares of FPA common stock may have a dilutive effect on the net tangible book value or earnings per share following such issuance.

      FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA common stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA common stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Further, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.

SHARES ELIGIBLE FOR FUTURE SALE

      Sales of substantial amounts of Common Stock in the public market after conversion of the Debentures, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of FPA common stock. As of June 18, 1997, approximately 31,002,157 shares of FPA common stock are issued and outstanding. In addition, as of March 31, 1997 the Company has granted options or warrants to purchase, or securities (excluding the Debentures) convertible into approximately 7,103,822 shares of FPA common stock and 3,107,900 shares of FPA Common Stock are issuable upon conversion of the Debentures. In addition to registration rights to be granted to certain stockholders of Health Partners in connection with the Health Partners Merger, approximately 600,000 shares of outstanding FPA common stock are subject to registration rights agreements which permit such shares to be included in future registration statements of common stock or securities of FPA. In addition, the Company has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144. The Company does not believe a registration statement regarding such shares will need to be filed.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

      FPA's Certificate of Incorporation, as amended, and By-laws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the Board of Directors without the approval of the stockholders to issue Preferred Stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding common stock. There are no shares of Preferred Stock presently outstanding and FPA has no present plans to issue any shares of Preferred Stock.

      Under the Company's Credit Agreement, a merger, consolidation or Acquisition (as defined therein) by the Company constitutes an event of default under the Credit Agreement other than certain Permitted Acquisitions (as defined therein). In the event of a "Change in Control" (as defined in the Indenture), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. These provisions of the Credit Agreement and the Debentures could serve to impede or prevent a change of control or have a depressive effect on the price of the Common Stock. See "Description of Capital Stock."
                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sales of the Individual Shares offered hereby.

                                 DIVIDEND POLICY

      The Company has never declared or paid any cash dividends on the Common Stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

      FPA Medical Management, Inc., its subsidiaries and the Professional Corporations derive substantially all of their operating revenue from (i) the payments made by Payors to the Professional Corporations for managed care medical services and (ii) fee-for-service revenues for medical centers in the managed care business and (iii) fee-for-service revenues from emergency department medical services. On March 17, 1997, the Company completed its merger with AHI in which AHI stockholders were issued 5,678,509 shares of FPA Common Stock in a transaction accounted for as a pooling of interests. Accordingly, the following financial information includes the accounts of AHI for all periods presented.

MANAGED CARE BUSINESS

      The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services or professional medical services ("outpatient capitation" contracts). Under global capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of hospital inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in relation to inpatient expense. Revenue under global capitation contracts represented 6.6% and 26.1% for 1995 and 1996, respectively, of managed care business operating revenue. FPA received no global capitation revenue in 1994. Revenue under outpatient capitation contracts represented 97.1%, 88.9% and 64.7% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

      The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations and its subsidiaries. These revenues are presented net of contractual deductions and represented 2.9%, 4.5% and 9.2% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

      Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide primary care and specialty medical services to covered enrollees. Primary care physicians are compensated on either a salary or capitation basis. Specialty care physician services are paid for on either a discounted fee-for-service or capitation basis. Managed care business medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis (for primary care only) totaled 64.8%, 63.4% and 46.5% for 1994, 1995 and 1996 respectively, of managed care business operating revenues, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

EMERGENCY DEPARTMENT BUSINESS

      Through the emergency department business, the Company provides contract management and support services primarily to emergency departments. As of December 31, 1996 the Company provided physician practice management services on a contract basis to 101 emergency departments, one anesthesia department, four correctional health care facilities and two rural health urgent care clinic located in 20 states. The Company contracts with approximately 1,000 affiliated physicians who provide certain medical services to approximately 1.4 million patients annually.

      The Company's contractual arrangements with hospitals are primarily fee-for-service contracts whereby hospitals generally agree, in exchange for the Company's services, to authorize the Company and its contracted health care professionals to bill and collect the professional component of the charges for medical services rendered by the Company's contracted health care professionals. Fee-for-service contracts may, depending on the hospital's patient volume and Payor mix, involve the payment of a subsidy to the Company by the hospital. In 1994, 1995 and 1996, respectively, 94.0%, 84.4% and 84.6% of the Company's emergency department operating revenue was earned on a fee-for-service basis, and the Company emphasized fee-for-service contracts in its marketing activities.

      Medical services expense for the emergency department business consists primarily of payments made to independent contractor and employee physicians ("Physician Costs") and, to a lesser extent the costs of medical supplies and malpractice insurance and laboratory fees. In 1994, 1995 and 1996, Physician Costs accounted for 95.1%, 91.8% and 92.1%, respectively, of emergency department medical services expense.

OPERATIONAL DEVELOPMENT

      The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA network or
(iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

      In March 1997, the Company completed its merger with AHI which provides services to approximately 200,000 enrollees and has approximately 9,000 affiliated physicians (including both primary care and specialist physicians). In June 1997, the Company completed its merger with HealthCap which provides services to approximately 50,000 HMO enrollees and has approximately 2,110 affiliated physicians (including ob-gyn physicians). In January 1996, the Company acquired three independent practice associations in the Los Angeles, Ventura and Sacramento regions of California, which service approximately 44,000 enrollees as of June 30, 1997 and include 570 primary care physicians. In June 1996, FPA acquired Physicians First, Inc., operating 40 medical clinics in Florida, through which 110 primary care physicians provided services to approximately 80,000 enrollees. In July 1996, the Company acquired two independent practice associations, one in Arizona and Florida, providing services to approximately 14,000 and 4,000 enrollees, respectively. In October 1996, FPA and Sterling completed a merger. Effective in December 1996, the Company and certain Professional Corporations acquired two medical groups, one each in California and Arizona, providing services to approximately 63,000 and 157,000 enrollees, respectively.

      Listed below is a breakdown of enrollees, Payors, primary care physicians, specialty care physicians, and emergency department business contracts (including anesthesiology, urgent care and correctional facility business contracts) by region at December 31, 1996. (All data also includes the information for AHI.)

                                                                              NUMBER OF
                                    NUMBER OF    NUMBER OF      NUMBER OF     EMERGENCY
                                      PAYOR    PRIMARY CARE  SPECIALTY CARE  DEPARTMENT
                       ENROLLEES    CONTRACTS   PHYSICIANS     PHYSICIANS     CONTRACTS
                       ---------    ---------   ----------     ----------     ---------
California                 329,590       23          1,581          5,223           --
Arizona                    186,102        4            570            984           --
New Jersey                  29,029        4            926            447           --
Delaware                     7,782        1             74             74           --
South Carolina              12,473        3            176             51            2
North Carolina              11,074        1             52             24           11
Texas                      118,755        8          1,053          2,490           15
Florida                     95,520        3            228            777            9
Michigan                    27,334        2            406          1,028           11
Louisiana                    7,023        2             43            156           10
Georgia                        253        1            187            692            4
Others                          --       --            351             --           46
                    --------------   ------    -----------    -----------    ---------
          Total            824,935       52          5,647         11,946          108
                    ==============   ======    ===========    ===========    =========


RESULTS OF OPERATIONS

      The following table sets forth for 1994, 1995 and 1996 selected financial data and selected financial data expressed as a percentage of operating revenue.

                                                   YEAR ENDED DECEMBER 31,
                      -----------------------------------------------------------------------------------------------
                                          1994                                              1995
                                        ---------                                         -----------
                        MANAGED         EMERGENCY                         MANAGED         EMERGENCY
                         CARE           DEPARTMENT                         CARE           DEPARTMENT
                        BUSINESS         BUSINESS          TOTAL          BUSINESS         BUSINESS        TOTAL
                        --------         --------          -----          --------         --------        -----

Operating revenue    $  79,181,877    $  39,255,573   $ 118,437,450    $ 166,975,955    $ 115,659,527   $ 282,635,482
Medical services
  expense               57,092,430       27,723,675      84,816,105      126,754,244       75,985,634     202,739,878
General and
  administrative
  expenses (1)          19,666,842        9,183,231      28,850,073       42,907,386       33,172,287      76,079,673
                     -------------    -------------   -------------    -------------    -------------   -------------
Income (loss)
  from operations        2,422,605        2,348,667       4,771,272       (2,685,675)       6,501,606       3,815,931
Other (income)
  expense                 (316,892)          80,301        (236,591)        (179,725)       1,758,371       1,578,646
                     -------------    -------------   -------------    -------------    -------------   -------------
Income (loss)
  before tax             2,739,497        2,268,366       5,007,863       (2,505,950)       4,743,235       2,237,285
Income tax expense
  (benefit)                800,184          866,841       1,667,025         (407,412)       1,911,732       1,504,320
                     -------------    -------------   -------------    -------------    -------------   -------------
Net income (loss)    $   1,939,313    $   1,401,525   $   3,340,838    $  (2,098,538)   $   2,831,503   $     732,965
                     =============    =============   =============    =============    =============   =============


                               YEAR ENDED DECEMBER 31, 1996
                     -----------------------------------------------
                         MANAGED         EMERGENCY
                           CARE          DEPARTMENT
                        BUSINESS          BUSINESS         TOTAL
                        --------         ----------        -----

Operating revenue    $ 422,343,843    $ 136,760,770    $ 559,104,613
Medical services
expense                337,367,632       94,249,976      431,617,608
General and
administrative
expenses (1)           143,553,451       48,664,736      192,218,187
                     -------------    -------------    -------------
Income (loss)
from operations        (58,577,240)      (6,153,942)     (64,731,182)

Other (income)
expense                  3,319,613          853,631        4,173,244
                     -------------    -------------    -------------
Income (loss)
before tax             (61,896,853)      (7,007,573)     (68,904,426)

Income tax expense
(benefit)                1,080,000               --        1,080,000
                     -------------    -------------    -------------
 Net income (loss)   $ (62,976,853)   $  (7,007,573)   $ (69,984,426)
                     =============    =============    =============



                                          YEAR ENDED DECEMBER 31,
                       -------------------------------------------------------------
                                     1994                           1995
                                  ----------                     ----------
                       MANAGED     EMERGENCY           MANAGED    EMERGENCY
                         CARE     DEPARTMENT            CARE     DEPARTMENT
                       BUSINESS    BUSINESS   TOTAL    BUSINESS   BUSINESS    TOTAL
                       --------   ---------   -----   ---------   ---------   ------
                                    C>

Operating revenue      100.0%      100.0%     100.0%    100.0%     100.0%     100.0%
Medical services
  expense               72.1%       70.6%      71.6%     75.9%      65.7%      71.7%
General and
  administrative
  expenses (1)          24.8%       23.4%      24.4%     25.7%      28.7%      26.9%
                       ------      -----      -----     -----      -----      -----
Income (loss) from
  operations             3.1%        6.0%       4.0%     (1.6)%      5.6%       1.4%
Other (Income)
  expense                (0.4)%      0.2%      (0.2)%    (0.1)%      1.5%       0.6%
                       ------      -----      -----     -----      -----      -----
Income (loss)
  before tax              3.5%       5.8%       4.2%     (1.5)%      4.1%       0.8%
Income tax expense
  (benefit)               1.0%       2.2%       1.4%     (0.2)%      1.7%       0.5%
                        -----      -----      -----     -----      -----      -----
Net income (loss)         2.5%       3.6%       2.8%     (1.3)%      2.4%       0.3%
                        =====      =====      =====     =====      =====      =====

                                 YEAR ENDED DECEMBER 31, 1996
                           -----------------------------------------
                            MANAGED          EMERGENCY
                             CARE           DEPARTMENT
                           BUSINESS          BUSINESS         TOTAL
                           --------          --------         -----

Operating revenue            100.0%            100.0%         100.0%
Medical services
  expense                     79.9%             68.9%          77.2%
General and
  administrative
  expenses (1)                34.0%             35.6%          34.4%
                             ------            ------         -----
Income (loss)
  from operations            (13.9)%            (4.5)%        (11.6)%
Other (Income)
  expense                      0.8%              0.6%           0.7%
                             ------            ------         -----
Income (loss)
  before tax                 (14.7)%            (5.1)%        (12.3)%
Income tax expense
  (benefit)                     0.3%              0.0%           0.2%
                             ------            ------         -----
Net income (Loss)            (15.0)%            (5.1)%        (12.5)%
                             ======            ======         =====

-------------------
(1) Includes nonrecurring charges of $52.6 million in 1996. Excluding these nonrecurring charges, general and administrative expense was 25.0% of operating revenue and loss from operations was (2.2)% of operating revenue in 1996.

MANAGED CARE BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

      Operating Revenue -- The Company's managed care business operating revenue increased to $422.3 million in 1996 from $167.0 million in 1995 and $79.2 million in 1994. The revenue increase resulted primarily from a substantial increase in average enrollment from year to year. The year to year increases resulted primarily from the addition of enrollees as a result of acquisitions and secondarily from internal growth. In 1996, the Company generated net fee-for-service revenue of $38.9 million compared to 1995 net fee-for-service revenue of $7.6 million and $2.3 million fee-for-service revenue in 1994. The growth in net fee-for-service revenue is attributable to the increasing number of medical facilities managed by FPA.

      Medical Services Expense -- Medical services expense for 1996 was $337.4 million or 79.9% of managed care business operating revenue as compared to $126.8 million or 75.9% of such operating revenue in 1995 and $57.1 million or 72.1% of such operating revenue in 1994. The increase in medical services expense as a percent of such operating revenue from 1995 to 1996 resulted from
(i) the reduction in revenue relating to certain of AHI's risk sharing arrangements as well as increases in AHI medical costs due to a revision of AHI's claims reserves, (ii) significantly increased membership in the Mid-Atlantic and Florida regions under global capitation contracts which initially experience a higher medical loss ratio than outpatient only capitation contracts and (iii) increases in medical costs generally in the managed care environment. The increase in medical services expense as a percentage of such operating revenue from 1994 to 1995 resulted directly from AHI's increase in medical costs associated with their increased membership; offset in part by higher revenue base per member per month as a result of increased shared risk earnings and increased capitation of specialists which limited costs for the specialty services provided.

      General and Administrative Expense -- General and administrative expense including nonrecurring charges for 1996 was $143.6 million or 34.0% of managed care business operating revenue as compared to $42.9 million or 25.7% of such operating revenue in 1995 and $19.7 million or 24.8% of such operating revenue in 1994. Excluding the effect of nonrecurring charges recognized in 1996, general and administrative expense as a percentage of such operating revenue would have remained approximately constant for 1996 and 1995. In 1995, the Company hired additional staff and other personnel in new regions prior to the addition of a significant number of enrollees and incurred the costs of acquiring physician practices and building the infrastructure to service its enhanced operations. The Company has also made significant investments in information systems, and has deployed this technology to the majority of its regions.

      Merger, Restructuring and Other Unusual Charges -- Included in the discussion of General and Administrative Expense above, during 1996, the managed care business of the Company incurred approximately $34.9 million in nonrecurring charges. Approximately $21.2 million resulted from write-offs of goodwill and other assets related to unprofitable operations. Approximately $13.7 million related to costs of legal fees, accounting fees, investment bankers' fees and other merger related.

      Income (Loss) from Operations -- In 1996, the managed care business of the Company generated a loss from operations of $58.6 million including the nonrecurring charges. Excluding such nonrecurring charges, 1996 loss from operations was $23.7 million as compared to loss from operations of $2.7 million in 1995, and income from operations of $2.4 million in 1994. The significant increase in loss from operations from 1995 to 1996 was attributable primarily to historical losses of acquired companies and recent losses of the AHI business as described above.

EMERGENCY DEPARTMENT BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

      The 1994 consolidated financial statements include the activities of the emergency department business from June 1, 1994 (date of inception) to December 31, 1994.

      Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions and estimated uncollectible accounts, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $136.8 million in 1996 from $115.7 million in 1995 and $39.3 million in 1994. On a percentage basis, the emergency department business' operating revenue grew 195% in 1995 and 18.2% in 1996. The increases were primarily attributable to the increases in the number of the Company's emergency department contracts from 61 in 1994 and 89 in 1995 to 104 in 1996.

      Medical Services Expense -- Medical services expense increased to $94.2 million for 1996 from $76.0 million in 1995 and $27.7 million in 1994 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of operating revenue was 68.9% in 1996, 65.7% in 1995 and 70.6% in 1994.

      General and Administrative Expense -- General and administrative expense including nonrecurring charges was $48.7 million in 1996, $33.2 million in 1995 and $9.2 million in 1994. Excluding the effect of nonrecurring charges in 1996, general and administrative expense would have been $31.0 million. During 1995, the emergency department business increased the number of its regional offices as well as the number of administrative employees to accommodate the increase in emergency department contracts. In 1996, the Company, through cost cutting measures, including the closing of one of its regional offices as well as the down-sizing of another, reduced this expense. As a percentage of revenue, general and administrative expense was 35.6% in 1996 including non-recurring charges or 22.6% excluding non-recurring charges, 28.7% in 1995 and 23.4% in 1994.

      Merger, Restructuring and Other Unusual Charges -- Included in the discussion of General and Administrative Expense above, during 1996, the Company incurred approximately $17.7 million in non-recurring adjustments and restructuring charges. Approximately $12.3 million resulted from write-offs of goodwill and other assets related to terminated emergency department contracts. Approximately $5.4 million related to costs of legal fees, accounting fees, investment bankers' fees and other costs associated with the Sterling merger.

      Net Income (loss) from Operations -- In 1996, the emergency department business of the Company generated a loss from operations of $6.2 million, including nonrecurring charges. Excluding such charges, income from operations would have been $11.5 million as compared to $6.5 million in 1995 and $2.3 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

      The Company requires capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions. Capitation arrangements positively impact cash flow because FPA generally receives capitation revenue prior to paying costs associated with services provided under those agreements. However, shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements are typically not collected until significantly after the end of the period in which they were accrued. Fee-for-service revenues also negatively impact cash flow because payment for services rendered generally lags by 90 to 120 days.

      At December 31, 1996, the Company had cash, cash equivalents and marketable securities of $55.5 million and a working capital deficit (current liabilities in excess of current assets) of $38.1 million compared to cash, cash equivalents and marketable securities of $43.0 million and working capital of $42.5 million at December 31, 1995. The increase in cash, cash equivalents and marketable securities of $12.5 million resulted primarily from (i) $55.0 million borrowed under arrangements with financial institutions, (ii) net proceeds of $73.0 million from the Company's issuance of convertible subordinated notes, and
(iii) $10.6 million received from the exercise of stock options and warrants, partially offset by (a) approximately $11.0 million of cash payments in connection with acquisitions, (b) approximately $13.2 million for the acquisition of property and equipment, (c) approximately $13.3 million used to purchase intangible assets, (d) approximately $3.0 million invested in Great Lakes Health Plan, Inc., and (e) approximately $70.0 million in payments on long-term debt. At December 31, 1996 approximately 38.9% of the Company's current liabilities consist of amounts accrued as payable to specialty care physicians, ancillary providers, hospital and other providers of medical services. These accrued liabilities include claims received by the Company which have not yet been paid as well as an estimate of costs for covered medical benefits incurred by enrollees but not yet reported by providers. These amounts are not due and payable until after the provider has presented a claim and are typically paid within 45 business days of receipt of such claims. The increase in claims payable, including incurred but not reported claims, from approximately $25.7 million at December 1995 to $97.7 million at December 31, 1996 resulted primarily from significantly increased membership and the fact that much of the new membership is under global capitation contracts (which includes hospital services), which resulted in more claims payable per enrollee.

      During 1996, the Company entered into a $55.0 million credit, security, guarantee and pledge agreement (the "Banque Paribas Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Borrowings under this agreement bear interest at either LIBOR plus 2-1/2%, 2-3/4% or 3%, or prime rate plus 1%, 1-1/4% or 1-1/2%, as defined in the agreement. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Banque Paribas Credit Agreement.

      The Company entered into a Credit Agreement with Lehman Commercial Paper Inc. and the several lenders from time to time parties thereto (the "Lenders") dated as of June 30, 1997 (the "Credit Agreement"). The obligations of the Company under the Credit Agreement are secured by all the assets of the Company and all the capital stock of its subsidiaries. The Credit Agreement contains customary terms, events of default and covenants (including financial covenants) which, among other things, limit payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. Borrowings under this agreement bear interest at either Citibank, N.A.'s prime rate (the "Base Rate"), plus the applicable margin or LIBOR plus the applicable margin, as defined in the agreement. As of June 30, 1997, the Company had drawn $187.8 million under the Credit Agreement, some of which was used to repay the borrowings outstanding under the Banque Paribas Credit Agreement and the debt incurred in the acquisition of the Foundation Companies.

      In December 1996, the Company issued $75.0 million of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, payable semiannually, and are convertible into shares of the Company's stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debentures, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest.

      The increase in long-term debt from $31.0 million at December 31, 1995 to $256.4 million at December 31, 1996 resulted primarily from approximately $55.0 million in borrowings under arrangements with financial institutions and the issuance of notes payable and assumption of long-term debt in connection with acquisitions of physician practice assets of approximately $275.8 million net of repayments of acquisition debt of approximately $70.0 million. At December 31, 1996, long-term debt exceeded stockholders' equity.

      The Company believes that its cash on hand and anticipated cash flows from its operations, including borrowings available under the Credit Agreement will be sufficient to meet the Company's operating capital needs through 1997.

      The strategy to expand the FPA network involves the acquisition of individual and group physician practice assets and related businesses. Such acquisitions may be consummated using cash, stock, notes or any combination thereof. Management does not believe that inflation will have a material effect on the operations of the Company.

                          DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 98,000,000 shares of Common Stock, $.002 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share. As of June 18, 1997, there were 31,002,157 shares of common stock and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

      Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

      Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any agreement governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

      Holders of the common stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

      The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company at a premium above the then-prevailing market price. See "Risk Factors -- Anti-Takeover Effect of Certain Charter Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

      The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware Corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

      The Company's Bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

      The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law.

      In addition, the Company has entered into agreements (the "Indemnification Agreements") with certain of the directors and officers of the Company pursuant to which the Company agrees to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to cover each director and officer in the event the Company purchases and maintains insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by each director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

      To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and officers, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of the Company.

REGISTRATION RIGHTS

      The Company has granted registration rights with respect to approximately 600,000 shares of FPA Common Stock related to various acquisitions and will grant registration rights, upon consummation of the Health Partners Merger, to certain holders of Health Partners Common Stock and Preferred Stock. In addition the Company has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144. The Company does not believe a registration statement regarding such shares will need to be filed.

                              SELLING STOCKHOLDERS

      The following table sets forth information with respect to the Selling Stockholders, the number of Individual Shares offered hereby and the number of shares to be owned by each Selling Stockholder if all Individual Shares offered hereby are sold.

                                                     SHARES
                                                   BENEFICIALLY                      SHARES TO BE
                                                   OWNED BEFORE                      BENEFICIALLY
                                                     OFFERING             SHARES  OWNED AFTER OFFERING
     NAME                                        NUMBER    PERCENT       OFFERED   NUMBER    PERCENT
     ----                                       -------    -------      --------   ------    -------
     Allstate Insurance Company(1)              173,032       *         173,032      --         --
     Allstate Life Insurance Company(1)         105,573       *         105,573      --         --
     Agents Pension Plan(1)                      15,308       *          15,307      --         --
     Allstate Retirement Plan(1)                 12,246       *          12,245      --         --
     Charles H. Blanchard(1)                     20,726       *          20,726      --         --
     Edward Buckner                                 712       *             712      --         --
     Theresa Buscemi                                250       *             250      --         --
     Terri Doe-Roberts(1)                           932       *             932      --         --
     Vanessa Emerick                                233       *             232      --         --
     Frazier Healthcare Investments,L.P.(1)     510,268      1.5%       510,267      --         --
     Patricia Hedrick                               250       *             250      --         --
     Doris Johnson                                2,072       *           2,072      --         --
     Donald J. Jones(1)                           7,254       *           7,254      --         --
     KADDAK Limited Partnership                  24,871       *          24,871      --         --
     Mayfield Associates Fund II (1)             15,308       *          15,307      --         --
     Mayfield VII(1)                            290,852       *         290,852      --         --
     Robert B. McCray(1)                        123,529       *         123,529      --         --
     Nader Naini(1)                               4,974       *           4,974      --         --
     Donna J. Rockenbach(1)                       7,254       *           7,254      --         --
     Dana Simpson                                   207       *             207      --         --
     Scott T. Smith                               7,461       *           7,461      --         --
     Steven C. Thomas(1)                        149,230       *         149,230      --         --
     Michael C. Wright(1)                       468,418      1.4        468,418      --         --

-----------

*     Less than 1%.

(1) Each of these Selling Stockholders has agreed to a lock-up of the shares offered hereby until the day following the date when financial results covering at least 30 days of post-merger combined operations of FPA and HealthCap have been published.

                              PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds of the sale of the Individual Shares offered hereby. The Individual Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Individual Shares through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Individual Shares for whom they may act as agent. The Selling Stockholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Individual Shares may be deemed to be "underwriters", and any profits on the sale of the Individual Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The Individual Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Individual Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Individual Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) an exchange distribution in accordance with the rules of such exchange; (v) face-to-face transactions between sellers and purchasers without a broker-dealer; (vi) through the writing of options; (vii) to underwriters who will acquire the Individual Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time); and (viii) other. At any time a particular offer of the Individual Shares is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Individual Shares being offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders, the purchase price paid by any underwriter for Individual Shares purchased from the Selling Stockholders, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Individual Shares. In addition, the Individual Shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

      There is no assurance that any Selling Stockholder will sell any or all of the Individual Shares offered by it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Individual Shares by other means not described herein. Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

      The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of any of the Individual Shares by the Selling Stockholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in the distribution of the Individual Shares may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for a period of nine business days prior to the commencement of such distribution. Regulation M, which replaces Rules 10b-6 and 10b-7 effective as of March 4, 1997, contains similar limitations on the distribution and sale of the Individual Shares hereunder. All of the foregoing may affect the marketability of the Individual Shares and the ability of any person or entity to engage in market-making activities with respect to the Individual Shares.

      In order to comply with the securities laws of certain states, if applicable, the Individual Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

      The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Individual Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      Pursuant to agreements between the Company and certain of the Selling Stockholders, the Company and certain of the Selling Stockholders have agreed to indemnify each other against certain liabilities under the Securities Act.

                                  LEGAL MATTERS

      The validity of the Individual Shares offered hereby will be passed upon for the Company by James A. Lebovitz, Esq., Senior vice President, General Counsel and Secretary of FPA, San Diego, California.

                                     EXPERTS

      The consolidated financial statements of FPA as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in Form 10-K, as amended by Form 10-K/A, and the consolidated financial statements of AHI as of December 31, 1996 and the year then ended appearing in Form 8-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference, and have been incorporated herein by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

      The supplemental consolidated financial statements of FPA as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

      The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and from June 1, 1994 through December 31, 1994 of Sterling, have been audited by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The consolidated financial statements of AHI Healthcare Systems, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 appearing in the Form 8-K, as amended, by Form 8-K/A, and included in the Supplemental Consolidated Financial Statements of FPA appearing herein as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein or incorporated herein by reference, and have been included herein or incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                   DECEMBER 31,     DECEMBER 31,      MARCH 31,
                                                      1995             1996             1997
                                                  -------------    -------------   --------------
              ASSETS                                                                 (UNAUDITED)

Current Assets:
  Cash and cash equivalents                       $  34,780,225    $  15,471,770    $  20,135,507
  Marketable securities                               8,228,788       40,000,000       15,060,856
  Accounts receivable -- net of allowance
    for uncollectible accounts of $48,299,677
    and $63,500,488 at December 31, 1995 and
    December 31, 1996, respectively                  52,868,995      106,298,672      133,567,261
  Accounts receivable -- other                        4,636,973       25,095,247       25,215,528
  Notes receivable from affiliate                       477,086          512,822             --
  Income tax receivable                               1,227,949             --               --
  Prepaid expenses                                    1,536,003        6,498,174        6,740,990
  Capitation deposit                                       --         15,409,771       20,947,369
  Deferred income tax asset                           4,769,898        3,478,751       12,043,116
                                                  -------------    -------------    -------------
              Total current assets                  108,525,917      212,765,207      233,710,627
Property and equipment - net                         13,085,799       46,495,863       41,714,485
Restricted cash and deposits                          3,285,000          488,535          500,000
Goodwill -- net of accumulated amortization
  of $3,089,048 and $7,805,903 at
  December 31, 1995 and December 31,
  1996, respectively                                 94,626,404      295,594,009      301,358,247
Intangible assets -- net of accumulated
  amortization of $249,682 and $3,123,381
  at December 31, 1995 and December 31,
  1996, respectively                                  5,988,579        6,667,269        5,456,098
Investment in GLHP                                    1,994,900        4,994,900        4,994,900
Deferred income tax asset                                  --          3,189,665        2,736,327
Other assets                                          1,155,937        9,468,006        8,452,417
                                                  -------------    -------------    -------------
              Total                               $ 228,662,536    $ 579,663,454    $ 598,923,101
                                                  =============    =============    =============
     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses           $  26,377,559    $  62,003,039    $  78,191,686
  Claims payable, including incurred
    but not reported claims                          25,689,476       97,688,268      127,286,239
  Accrued payroll and related
    liabilities                                       1,363,304        3,880,272       12,099,013
  Income tax payable                                    436,775        2,294,159             --
  Other liabilities                                        --         13,218,704       13,099,616
  Borrowings on line of credit                          788,325             --               --
  Current portion of accrued liability
    for professional liability claims                   610,000        1,297,790        1,147,878
  Long-term debt, current portion                    10,739,635       70,474,667       74,731,037
                                                  -------------    -------------    -------------
              Total current liabilities              66,005,074      250,856,899      306,555,469
Long-term debt, net of current portion               10,215,552      185,889,219      171,775,894
Bank line of credit                                  10,000,000             --               --
Accrued liability for professional
    liability claims, net of current portion          2,440,000        4,217,000        3,597,000
Deferred income tax liability                         1,989,770             --               --
Other long-term liabilities                             397,175        4,325,862          350,793
                                                  -------------    -------------    -------------
              Total liabilities                      91,047,571      445,288,980      482,279,156

Stockholders' equity:
  Preferred stock, $.001 par value per
    share, 2,000,000 shares authorized,
    no shares outstanding                                  --               --               --
  Common stock, $.002 par value, 98,000,000
    shares authorized, 24,232,500,
    30,596,218 and 30,856,155 shares
    issued and outstanding at December 31,
    1995, December 31, 1996 and March 31,
    1997, respectively                                   48,465           61,192           61,712
  Additional paid-in capital                        135,538,791      201,282,914      202,477,595
  Stock payable                                         567,000          534,600          534,600
  Accumulated earnings (deficit)                      2,254,975      (67,103,232)     (86,028,962)
  Less: Deferred compensation -- stock options         (344,266)            --               --
        Due to stockholder                             (450,000)        (401,000)        (401,000)
                                                  -------------    -------------    -------------
             Total stockholders' equity             137,614,965      134,374,474      116,643,945
                                                  -------------    -------------    -------------
             Total                                $ 228,662,536    $ 579,663,454    $ 598,923,101
                                                  =============    =============    =============


                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

       AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)


                                                                                              THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                                     -----------------------------------------------    ------------------------------
                                          1994            1995              1996             1996             1997
                                     -------------    -------------    -------------    -------------    -------------
                                                                                                (UNAUDITED)
Managed care revenue                 $  78,939,286    $ 164,164,875    $ 386,427,917    $  66,455,352    $ 157,314,519
Fee-for-service revenue, net of
  contractual deductions                39,498,164      118,470,607      172,676,696       37,497,463       65,525,095
                                     -------------    -------------    -------------    -------------    -------------
Operating revenue                      118,437,450      282,635,482      559,104,613      103,952,815      222,839,614

Expenses:
   Medical services expense             84,816,105      202,739,878      431,617,608       74,725,588      158,105,080
                                     -------------    -------------    -------------    -------------    -------------
                                        33,621,345       79,895,604      127,487,005       29,227,227       64,734,534

General and administrative
  expense                               28,850,073       74,489,765      139,646,319       26,477,739       51,705,602
Merger, restructuring and other
  unusual charges (Note 9)                    --          1,589,908       52,571,868             --         36,833,586
                                     -------------    -------------    -------------    -------------    -------------
Income (loss) from operations            4,771,272        3,815,931      (64,731,182)       2,749,488      (23,804,654)


Other income (expense):
  Interest and other income                301,955        1,129,297        1,991,288          510,858          934,664
  Interest expense                        (397,364)      (2,707,943)      (6,164,532)        (684,331)      (4,166,767)
  Other expense                            332,000             --               --               --               --
                                     -------------    -------------    -------------    -------------    -------------
      Total other income (expense)         236,591       (1,578,646)      (4,173,244)        (173,473)      (3,232,103)
                                     -------------    -------------    -------------    -------------    -------------
  Income (loss) before income
    taxes                                5,007,863        2,237,285      (68,904,426)       2,576,015      (27,036,757)
  Income tax (expense) benefit          (1,667,025)      (1,504,320)      (1,080,000)      (1,159,683)       8,111,027
                                     -------------    -------------    -------------    -------------    -------------
  Net income (loss)                  $   3,340,838    $     732,965    $ (69,984,426)   $   1,416,332    $ (18,925,730)
                                     =============    =============    =============    =============    =============
  Net income (loss) per share                                          $       (2.56)   $         .05    $       (0.59)
                                                                       =============    =============    =============


Pro forma (Note 1):
  Adjustment to income tax
    expense                          $    (110,235)   $    (262,000)
                                     =============    =============
  Net income                         $   3,230,603    $     470,965
                                     =============    =============
  Net income per she                 $         .29    $         .03
                                     =============    =============


Weighted average shares
  outstanding                           11,271,046       18,306,992      27,381,279       25,814,913       32,288,183
                                     =============    =============   =============    =============    =============



                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

             AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                                                       (STOCK
                                                                     SUBSCRIPTION  DUE
                                                       ADDITIONAL    RECEIVABLE)/  FROM       ACCUMULATED  DEFERRED
                             COMMON      PREFERRED      PAID-IN         STOCK      STOCK       EARNINGS/  COMPENSATION
                             STOCK         STOCK        CAPITAL         PAYABLE    HOLDER      (DEFICIT)  STOCK OPTIONS   TOTAL
                             -------       -----       ---------        --------   ------      --------    ----------   ----------

Balances, January 1, 1994    $ 2,188       $   --     $    9,812        $  --      $   --    $   244,172  $    --      $  256,172
  Pooling of interests
    combination with
    Sterling Healthcare
    Group, Inc. effective
    October 31, 1996          16,195           --      8,552,074           --          --            --    (369,000)    8,199,269

  Pooling of interests
    combination with AHI
    Healthcare Systems,
    Inc. effective March
    17, 1997                  10,382           --        874,618           --          --            --    (140,000)      745,000

  Common stock issued
    through private place-
    ment for cash, net of
    costs                      1,294           --      4,571,625           --          --            --        --       4,572,919

  Preferred stock issued
    and redeemed                  --           --     (3,750,000)           --         --            --                (3,750,000)

  Repurchase and cancel-
    lation of common stock    (2,015)          --          2,015           --          --     (1,483,000)      --      (1,483,000)

  Issuance of common
    stock for stockholders'
    notes                      2,015           --      2,997,985           --   (3,000,000)          --        --             --

  Exchange of common
    stock for Series T
    preferred stock           (2,015)      26,000        (23,985)          --          --            --        --             --

  Redemption of Series T
    preferred stock               --      (26,000)    (2,974,000)          --    3,000,000           --        --             --

  Common stock issued
    through initial public
    offering for cash,
    net of costs               2,795           --     11,574,068           --          --            --        --      11,576,863

  Common stock issued in
    connection with
    acquisition                  463           --      3,935,100           --          --            --        --       3,935,563

  Net income for the year         --           --             --           --          --      3,340,838       --       3,340,838

  Dividends paid                  --           --             --           --          --       (522,000)      --        (522,000)

  Other                           36           --        317,329      (14,227)         --            --      61,658       364,796

  One-for-one stock
    dividend, effective
    March 1, 1995              6,626           --         (6,626)          --                        --        --             --
                              ------      -------    -----------      -------      -------    ----------   --------    ----------
Balances, December 31,
  1994                        37,964           --     26,080,015      (14,227)         --      1,580,010   (447,342)   27,236,420


                                                                                     (STOCK
                                                                                   SUBSCRIPTION          DUE
                                                                   ADDITIONAL      RECEIVABLE)/          FROM         ACCUMULATED
                                      COMMON        PREFERRED        PAID-IN          STOCK              STOCK         EARNINGS/
                                      STOCK           STOCK          CAPITAL          PAYABLE            HOLDER        (DEFICIT)
                                   ------------     ---------      ------------    ------------          ------        ----------

  Common stock issued
    through public offering
    for cash, net of costs              11,316            --        94,929,092             --               --               --
  Common stock issued in
    connection with
    acquisitions                           450            --        13,889,419             --               --               --
  Common stock payable
    issued in connection
    with acquisitions                     --              --              --            567,000             --               --
  Undistributed
    S-Corporation earnings
    reclassified to
    additional paid in capital            --              --            58,000             --               --            (58,000)
  Issuance of common
    stock to a related party              --              --           450,000             --           (450,000)            --

  Net income for the year                 --                              --               --               --            732,965
  Other                                 (1,265)           --           132,265           14,227             --               --
                                 -------------    ------------   -------------    -------------    -------------    -------------
Balances, December 31, 1995             48,465            --       135,538,791          567,000         (450,000)       2,254,975
  Stock options and
    warrants exercised                     515            --        10,305,788             --               --               --
  Common stock issued in
    connection with
    acquisitions                         3,407            --        52,200,372           41,500             --               --
  Common stock issued in
    connection with conver-
    sion of debt                         1,086            --         3,498,914             --               --               --
  Net loss for the year                   --              --              --               --               --        (69,984,426)
  Other                                  7,719            --          (260,951)         (73,900)          49,000          626,219
                                 -------------    ------------   -------------    -------------    -------------    -------------
Balances, December 31, 1996             61,192            --       201,282,914          534,600         (401,000)     (67,103,232)
  Stock options and
   warrants exercised
   (unaudited)                             520            --         1,194,681             --               --               --
  Net loss for the quarter
   (unaudited)                            --              --              --               --               --        (18,925,730)
                                 -------------    ------------   -------------    -------------    -------------    -------------
Balances, March 31, 1997
   (unaudited)                   $      61,712    $       --     $ 202,477,595    $     534,600    $    (401,000)   $ (86,028,962)
                                 =============    ============   =============    =============    =============    =============





                                      DEFERRED
                                    COMPENSATION
                                    STOCK OPTIONS       TOTAL
                                    -------------    ------------

  Common stock issued
    through public offering
    for cash, net of costs                  --         94,940,408
  Common stock issued in
    connection with
    acquisitions                            --         13,889,869
  Common stock payable
    issued in connection
    with acquisitions                       --            567,000
   Undistributed
    S-Corporation earnings
    reclassified to
    additional paid in capital              --               --
  Issuance of common
    stock to a related party                --               --
  Net income for the year                   --            732,965
  Other                                  103,076          248,303
                                   -------------    -------------
Balances, December 31, 1995             (344,266)     137,614,965
  Stock options and
    warrants exercised                      --         10,306,303
  Common stock issued in
    connection with
    acquisitions                            --         52,245,279
  Common stock issued in
    connection with conver-
    sion of debt                            --          3,500,000
  Net loss for the year                     --        (69,984,426)
  Other                                  344,266          692,353
                                   -------------    -------------
Balances, December 31, 1996                 --        134,374,474
  Stock options and
    warrants exercised
    (unaudited)                             --          1,195,201
  Net loss for the quarter
    (unaudited)                             --        (18,925,730)
                                   -------------    -------------
Balances, March 31, 1997
    (unaudited)                    $        --      $ 116,643,945
                                   =============    =============




                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                 --------------------------------------------    ----------------------------

                                                      1994            1995            1996            1996            1997
                                                 ------------    ------------    ------------    ------------    ------------

                                                                                                         (UNAUDITED)
 Cash flows from operating activities:
 Net income (loss)                               $  3,340,838    $    732,965    $(69,984,426)   $  1,416,332    $(18,925,730)
 Adjustments to reconcile net income (loss)
   to net cash used by operating activities:
  Depreciation and amortization                     1,330,733       5,586,060      13,464,151       2,375,785       5,865,269
  Imputed interest on notes payable                      --           132,489          98,023          22,475
  Loss on disposal of business                           --           772,875            --              --              --
  Deferred compensation stock options                  45,658          78,076          61,000            --              --
  Severance settlement financed through
    issuance of debt                                1,200,000            --              --              --              --
  Minority interest in income of consolidated
    subsidiary                                       (332,000)           --              --              --              --
  Impairment of goodwill                                 --           434,602      33,501,000            --              --
  Changes in assets and liabilities, net
   of effects of acquisitions:
   Accounts receivable                             (6,791,976)    (22,118,548)    (66,390,200)    (12,351,446)    (27,388,870)
   Income tax receivable/payable                      580,440      (1,874,389)      3,397,211       1,009,570            --
   Capitation deposit                                    --              --       (15,409,771)           --        (5,537,598)
   Deferred income taxes                             (604,580)       (814,455)     (3,394,617)        (25,110)    (10,405,186)
   Accounts payable and accrued expenses            1,877,558       4,254,485      17,074,166      (1,209,942)     16,188,647
   Claims payable, including incurred but
   not reported claims                               (548,194)      2,900,274      60,057,285       8,590,460      23,737,238
   Accrued liability for professional
   liability claims                                  (124,216)       (738,500)      2,464,790            --          (769,912)
   Accrued payroll and related liabilities             (7,157)        336,625       2,451,391          71,188       8,218,741
   Prepaid expenses and other assets                 (294,057)     (1,242,908)        440,093      (1,585,631)     (1,974,057)
                                                 ------------    ------------    ------------    ------------    ------------
              Total adjustments                    (3,667,791)    (12,293,314)     47,814,522      (3,102,651)      7,934,272
                                                 ------------    ------------    ------------    ------------    ------------
 Net cash used by operating activities               (326,953)    (11,560,349)    (22,169,904)     (1,686,319)    (10,991,458)
 Cash flows from investing activities:
  Purchase of property and equipment               (2,568,053)     (6,948,619)    (13,206,829)     (2,207,334)     (3,263,073)
  Payments for intangible assets                     (270,621)     (1,703,570)    (13,341,849)     (1,007,580)           --
  Net payments (to) from affiliate                     44,372        (214,546)       (350,867)       (306,535)           --
  Investment in GLHP                                     --        (1,994,900)     (3,000,000)           --              --
  Net sale (purchase) of marketable securities    (10,079,811)      1,851,023     (31,771,212)      5,149,845      24,939,144
  Acquisitions, net of cash acquired               (4,951,133)    (41,010,816)    (10,994,630)    (11,270,677)           --
  Payments escrowed for acquisitions                     --        (3,285,000)      2,796,465            --              --
  Proceeds from sale of business                         --         1,600,000            --              --              --
  Other                                                  --           (46,212)          8,893            --              --
                                                 ------------    ------------    ------------    ------------    ------------
    Net cash provided (used) by investing
      activities                                  (17,825,246)    (51,752,640)    (69,860,029)     (9,642,281)     21,676,071
                                                 ------------    ------------    ------------    ------------    ------------
 Cash flows from financing activities:
  Proceeds from merger, net                         5,699,870            --          (169,334)          1,945            --
  Net proceeds from issuance of common
    stock                                          11,461,604      94,940,408            --              --              --
  Net proceeds from private placement of
    stock                                           4,812,919            --              --              --              --
  Redemption of preferred stock                    (3,750,000)           --              --              --              --
  Issuance of convertible subordinate notes
    payable                                         1,000,000            --        73,125,000            --              --
  Increase in bank overdrafts                            --              --              --           214,395            --


                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                                                                                                          THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                          MARCH 31,
                                               -----------------------------------------------    ------------------------------

                                                      1994             1995            1996             1996             1997
                                               -------------    -------------    -------------    -------------    -------------
                                                                                                            (UNAUDITED)

Proceeds from exercise of stock options and
  warrants                                            43,365          156,000       10,575,526          738,794        1,195,201
Issuance of notes payable                            222,000       12,065,000       59,178,334        8,400,000        8,176,152
Net borrowings/(payments) under bank line of
 credit
                                                     207,242        7,814,781               --         (788,325)              --
Receipt of payment for stock subscriptions            35,773           14,227               --               --               --
Payments on long-term debt                        (1,159,779)     (19,689,072)     (70,037,048)      (3,560,516)     (15,392,229)
Proceeds from payments of notes receivable
  from stockholder                                        --               --           49,000               --               --
Dividends paid                                      (522,000)              --               --               --               --
Purchase of treasury shares                       (1,253,000)              --               --               --               --
                                               -------------    -------------    -------------    -------------    -------------
    Net cash provided  (used) by financing
      activities                                  16,797,994       95,301,344       72,721,478        5,006,293       (6,020,876)
                                               -------------    -------------    -------------    -------------    -------------
Net increase (decrease) in cash and cash
  equivalents                                     (1,354,205)      31,988,355      (19,308,455)      (6,322,307)       4,663,737
Cash and cash equivalents, beginning
  of year                                          4,146,075        2,791,870       34,780,225       34,780,225       15,471,770
                                               -------------    -------------    -------------    -------------    -------------
Cash and cash equivalents, end of year         $   2,791,870    $  34,780,225    $  15,471,770    $  28,457,918    $  20,135,507
                                               =============    =============    =============    =============    =============


Supplemental cash flow information:
  Cash paid for interest                       $     117,400    $   1,957,194    $   4,026,106    $     413,695    $   2,431,388
  Cash paid for income taxes                   $   2,203,296    $   6,034,045    $     970,382    $      44,740               --
  Issuance of promissory note for severance
    settlement                                 $   1,200,000               --               --               --               --
  Equipment acquired under capital leases      $     155,361    $     438,643    $   2,009,655    $     247,901               --
  Common stock issued in connection with
    acquisitions                               $   4,741,976    $  13,889,870    $  52,245,279    $     420,000               --
  Common stock issued for stockholders' notes  $   3,000,000               --               --               --               --
  Exchange of common stock for Series T
    preferred stock                            $  (3,000,000)              --               --               --               --
  Issuance of common stock for Series T
    preferred stock                            $   3,000,000               --               --               --               --
  Redemption of Series T preferred stock       $  (3,000,000)              --               --               --               --
  Issuance of promissory note for repurchase
    and cancellation of common stock           $     230,000               --               --               --               --
  Effects of acquisitions:
    Fair value of assets acquired              $  16,961,926    $  97,195,644    $ 275,783,635    $  24,310,738    $   8,778,943
    Liabilities  assumed                       $  10,048,793    $  56,184,828    $ 264,789,005    $  13,040,061    $   8,778,943
    Common stock issued                        $   1,962,000               --               --               --               --
                                               -------------    -------------    -------------    -------------    -------------
    Net cash paid for acquisitions             $   4,951,133    $  41,010,816    $  10,994,630    $  11,270,677    $          --
                                               =============    =============    =============    =============    =============


                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 1994,1995 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      General -- FPA Medical Management, Inc. ("FPA"), a Delaware corporation incorporated in 1994, is a national physician practice management company, which, through its network of primary care physicians, affiliated professional corporations ("Professional Corporations") and subsidiaries, contracts with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide and manage physician and related healthcare services to enrollees who select FPA network primary care physicians ("managed care business"). FPA also provides contract management services to hospital emergency and anesthesia departments in twenty states ("emergency department business").

      Basis of Presentation -- The merger of FPA and AHI Healthcare Systems, Inc. ("AHI") has been accounted for as a pooling of interest and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of FPA and AHI. Information concerning common stock and per share data has been restated on an equivalent share basis. There were no material adjustments to the accounts of AHI as a result of adopting the same accounting principles as FPA. The accompanying supplemental consolidated financial statements present the financial position and results of operations of FPA and the predecessor entities, including the accounts of FPA subsidiaries and certain Professional Corporations (collectively, the "Company").

      Business Combinations -- On October 31, 1996, FPA and Sterling Healthcare Group, Inc. ("Sterling") consummated a business combination (the "Sterling Merger"). Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. As a result of the Sterling Merger, each outstanding share of Sterling common stock was converted into 0.951 shares of FPA common stock ("FPA Common Stock"). Sterling's stockholders were issued 8,097,781 shares of FPA Common Stock representing approximately 37% of the total issued and outstanding shares of FPA Common Stock after the Sterling Merger. The shares of FPA Common Stock issued to the Sterling stockholders have been registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The Sterling Merger has been treated as a tax-free reorganization and accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of Sterling since June 1, 1994, Sterling's date of inception. Information concerning FPA Common Stock and per share data has been restated on an equivalent share basis.

      On March 17, 1997, FPA and AHI consummated a business combination (the "AHI Merger"). As a result of the AHI Merger, each outstanding share of AHI common stock was converted into 0.391 shares of FPA Common Stock. AHI stockholders were issued 5,678,509 shares of FPA Common Stock representing approximately 18% of the then total issued and outstanding shares of FPA Common Stock after the AHI Merger. The shares of FPA Common Stock issued to the AHI stockholders have been registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The AHI Merger has been treated as a tax-free reorganization and accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of AHI for all periods presented. Information concerning FPA Common Stock and per share data has been restated on an equivalent share basis.

      Presented below is the effect of the Sterling Merger and AHI Merger on previously reported results of operations for the year ended December 31:

                                      1994            1995             1996
                                  -------------   -------------    ------------
Operating revenue:
       FPA                        $  18,435,877   $  52,691,955    $ 440,318,613
       Sterling                      39,255,573     115,659,527             --
       AHI                           60,746,000     114,284,000      118,786,000
                                  -------------   -------------    -------------
                                  $ 118,437,450   $ 282,635,482    $ 559,104,613
                                  -------------   =============    =============

Net income (loss):
       FPA                        $     388,313   $   1,002,462    $ (15,716,426)
       Sterling                       1,401,525       2,831,503             --
       AHI                            1,551,000      (3,101,000)     (54,268,000)
                                  -------------   -------------    -------------
                                  $   3,340,838   $     732,965    $ (69,984,426)
                                  =============   =============    =============



      Managed Care Business -- The Company currently manages the provision of prepaid managed healthcare services for networks of primary care physicians in numerous states. The "FPA Network" consists of FPA, its subsidiaries, the Professional Corporations and various independent practitioners.

      The Professional Corporations and certain subsidiaries contract with Payors to provide for the delivery of healthcare services on a capitation basis (i.e., a fixed payment per enrollee per month). Through administrative services agreements, the Professional Corporations assign payments from Payors to the Company in return for management services, specialty medical care claims administration and payment, and other services.

      FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations for all periods presented, other than by means of owning the majority of the voting stock of the Professional Corporations. FPA and its subsidiaries are unable to own a majority interest in the Professional Corporations formed in states which prohibit the corporate practice of medicine. The Professional Corporations have as shareholders and directors certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock for a nominal amount if such shareholder/director is terminated from employment with FPA. This ensures unilateral and perpetual control over the Professional Corporations by FPA. Due to a parent-subsidiary relationship under generally accepted accounting principles, FPA has consolidated the financial statements of the Professional Corporations. FPA believes that consolidation of the financial statements of these Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation. The consolidated financial statements include the operations of FPA, all of FPA's subsidiaries and Professional Corporations since they were acquired, were incorporated, or entered into an administrative services agreement with FPA or one of its subsidiaries.

      Managed care capitation payments from Payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. Contracts with Payors generally provide for terms of one to 30 years, with automatic renewal periods, terminable on prior notice (generally between 30 and 180 days).

      The Company has two types of managed care Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services ("outpatient capitation" contracts). Under global capitation contracts, which accounted for approximately 6.6% and 26.1% of managed care business operating revenue in 1995 and 1996, respectively, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. In 1994, the Company had no global capitation contracts. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit of inpatient cost in relation to amounts pre-established by the Payor. Estimates of shared risk funds to be received or paid by the Company are recorded based on estimates of hospital utilization costs. Differences between actual settlements and amounts estimated as receivable (or payable) relating to the shared risk arrangements are recorded at the time of settlement, generally in the second or third quarter of the following year. The Company does not believe that the final settlements of these shared risk arrangements will differ materially from the estimated amounts recorded in the financial statements. Revenue under outpatient capitation contracts represented 97.1%, 88.9% and 64.7% of managed care business operating revenue in 1994, 1995 and 1996, respectively.

      The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations. These revenues are presented net of contractual deductions and represented 2.9%, 4.5% and 9.2% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

      Emergency Department Business -- The Company provides physician contract management for hospital emergency and anesthesia departments in twenty states at December 31, 1996. Contractual arrangements with hospitals are primarily fee-for-service whereby hospitals agree to authorize the Company and its contracted healthcare professionals to bill and collect for the professional component of the charges for medical services rendered by the Company's contracted healthcare professionals. Through the emergency department business, the Company generated fee-for-service revenues, presented net of contractual deductions, representing 94.0%, 84.4% and 84.6% of the emergency department business operating revenues in 1994, 1995 and 1996, respectively. The Company has arrangements with certain hospitals for monthly subsidy amounts which either compensate for patient revenues not achieving specified levels or to fund front-end staffing and insurance costs. The Company also has a physician recruiting and medical management consulting division.

      Revenue Recognition and Accounts Receivable -- Fee-for-service revenue is reported on the accrual basis, net of estimated third-party contractual deductions. Further adjustments are recorded to reflect amounts estimated to be uncollectible based upon individual contract experience. The allowance considered necessary to cover contractual deductions and uncollectible accounts is based on an analysis of current and past due accounts, collection experience in relation to amounts billed and other relevant information. Accounts receivable represents amounts due from third-party payors including Medicare and Medicaid, patients and others for services rendered.

      For emergency department receivables, the concentration of credit risk relating to accounts and subsidy receivables is limited by the number and geographic dispersion of hospital emergency departments managed by the Company, as well as by the large number of patients and payors, including various governmental agencies in the states in which the Company operates.

      In 1994, 1995 and 1996, revenues from governmental agencies made up approximately 29%, 25% and 34%, respectively, of operating revenue for both divisions of the Company.

      Medical Services Expense -- Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide medical services to covered enrollees. Primary care physicians are compensated by the Company under compensation arrangements with the Professional Corporations on either a salary or capitation basis. The costs of referrals to specialty care physicians are paid on either a fee-for-service or capitation basis. Under global capitation contracts, the Company contracts for inpatient services which are paid on a fee-for-service or per diem basis. Medical services expense paid through capitation (for certain primary care and specialty care services), fixed salary (for primary care only) or for contracted hours of emergency department coverage at fixed hourly rates totaled 65.6%, 62.1% and 50.6% of managed care operating revenue in 1994, 1995 and 1996, respectively, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid on a fee-for-service or per diem basis. The costs of healthcare services paid on a fee-for-service or per diem basis are recorded by the Company in the period for which services are provided based in part on estimates, including an accrual for medical services provided but not yet billed to the Company ("incurred but not reported") and are included in claims payable in the accompanying supplemental consolidated balance sheets.

      The Company has negotiated "attachment points" for stoploss insurance independent of Payor contracts which represent the contractual limits, generally $25,000 per year per enrollee for outpatient services and $100,000 per year per enrollee for inpatient services. In 1997, the Company increased its outpatient services attachment point to $50,000 in most cases.

      Cash and Cash Equivalents -- Cash and cash equivalents are defined as highly liquid financial instruments with original maturities of three months or less. A substantial portion of the Company's cash is deposited in three financial institutions. The Company monitors financial conditions of each financial institution and does not believe that the deposits are subject to a significant degree of risk.

      Marketable Securities -- Marketable securities consist of corporate debt securities and certificates of deposit. Such securities have been classified by management of the Company as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The estimated fair value of the Company's marketable securities is based on quoted market prices, which approximate cost, and therefore no unrealized gains or losses have been recorded in the accompanying supplemental consolidated financial statements. Marketable securities at December 31, 1995 consist of corporate debt securities and at December 31, 1996 consist of Eurodollar certificates of deposit.

      Capitation Deposits -- Capitation deposits represent funds on deposit from a major Payor in Florida. In accordance with the Payor contract, 60% of the capitation revenue earned each month is retained by the Payor for payment of claims. The Company is entitled to all of the interest earned on this account. The contract requires a minimum balance in this account.

      Property and Equipment -- Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful life or the remaining life of the related lease.

      Restricted Cash and Deposits -- The Company records as restricted cash funds escrowed for payment of claims, for future acquisitions, and other funds contractually required to be segregated from the Company's operating cash.

      Goodwill -- The Company has classified as goodwill the excess of the purchase price over the fair value of the net assets of entities acquired. Goodwill is being amortized on a straight-line basis over the estimated periods of future benefit of 15 to 30 years. At each balance sheet date following the acquisition of a business, the Company reviews the carrying value of the goodwill to determine if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to each acquired business, including hospital and physician contract changes, local market developments, changes in third-party payments, national health care trends, and other available information. If these external factors indicate that the goodwill will not be recoverable, as determined based upon undiscounted cash flows before interest charges of the business acquired over the remaining amortization period, the carrying value of the goodwill will be reduced. Goodwill totaling $28,667,000 arose as the result of several AHI acquisitions in 1996, 1995 and 1994. Because substantially all of the acquisitions by AHI have not included acquisition of other long-lived assets, any adjustment will be equal to the difference between the carrying value of the goodwill balance and the undiscounted cash flows. Based upon a review of the carrying value of goodwill and AHI's significant operating loss in 1996, AHI recorded a $14,601,000 charge to write off goodwill balances associated with these acquisitions, except for goodwill associated with The Healthcare Partnership ("THP") acquisition in Houston, Texas. Although THP had a deficiency in its assets at February 1995 (acquisition date), AHI has made modifications to the payor and physician contracts, and increased administrative efficiencies to address the operating deficiencies at THP. As a result of these changes, AHI estimates that it will be able to recover the goodwill acquired in the THP transaction. In December 1995, the Company sold and closed a total of eight primary care clinics. In connection with the sale and closing, FPA recorded a charge for impairment of goodwill in the amount of $434,000. In 1996, the Company recorded charges for impairment of goodwill of $4.1 million as a result of a 1995 acquisition in Arizona and $14.8 million related to terminated emergency department contracts. The Company does not believe there currently are any indicators that would require an additional adjustment to the carrying value of the goodwill or its remaining useful life.

      Accounting for the Impairment of Long-Lived Assets -- In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain intangible assets associated with those assets be reviewed for impairment. The adoption of SFAS No. 121 at January 1, 1996 had no significant impact on the Company's financial statements when adopted.

      Deferred Compensation Expense -- Upon the consummation of employment agreements with certain physician employees, AHI sold such employees shares of AHI common stock at a price below fair value. Differences between the purchase price of shares sold and the fair value of AHI shares at the date of sale were recorded as deferred compensation expense. The deferred compensation expense is amortized on the straight-line method over the related employment periods.

      Network Development and Geographic Expansion Costs -- Network development and geographic expansion costs are expensed as incurred.

      Intangible Assets -- Intangible assets consist primarily of capitalized costs of non-compete agreements associated with acquisitions. Intangible assets are being amortized on a straight-line basis over the expected period of future benefit, ranging from 5 to 15 years.

      Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires the use of the liability method for deferred income taxes (see Note 8).

      Professional Liability Coverage -- The Company maintains professional liability coverage for the Company and its employee and independent contractor physicians on a claims made basis. The Company records an estimate of its liabilities for medical malpractice claims incurred but not reported. Such liabilities are not discounted.

      Pro Forma Information -- The pro forma net income and net income per share information in the 1994 and 1995 supplemental consolidated statement of operations reflect the effect on historical results as if the Company had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

      Net Income (Loss) per Common Share -- Net income (loss) per Common Share is computed based on the weighted average number of shares and share equivalents (options and warrants) outstanding, giving retroactive effect to all stock splits and dividends.

      Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      New Accounting Standards -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net income (loss) and net income (loss) per share (See Note 7).

      In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share". This Statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company for 1996, but will be in effect for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its net income per share.

      Reclassifications -- Certain reclassifications have been made to prior years' financial statements to conform to current year classifications.

      Unaudited Financial Information -- The financial information for the three months ended March 31, 1997 and 1996, included in the supplemental consolidated financial statements and notes thereto is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Information for the three months ended March 31, 1997 is not necessarily indicative of the results to be expected for the entire year.

2.   RELATED PARTY TRANSACTIONS

      In Texas, the Company leases its main facility, certain leasehold improvements, and certain medical and office equipment from a former officer of a Texas subsidiary pursuant to a noncancelable operating lease agreement expiring November 8, 2005. The agreement provides for monthly payments of $58,654, subject to certain increases based on the consumer price index. The lease also contains certain provisions that may, at the option of the former officer, require the Company to acquire the facility at its fair market value.

      Effective October 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Family Practice Associates of San Diego, an Osteopathic Corporation ("FPASD"), owned by certain officers of the Company. The purchase price was supported by an independent valuation and approved by a committee of the independent Directors of the Company. During 1995, the Company entered into a loan agreement with FPASD under which FPASD was permitted to borrow a maximum of $650,000 for working capital purposes. This loan replaces a previous loan with a maximum balance of $155,000. At December 31, 1995 and 1996, the balance of the loan was $300,086 and $0, respectively.

       As a result of an acquisition, the Company leases certain property from a shareholder. Annual rental payments totaled approximately $-0-, $75,000 and $94,000 in 1994, 1995 and 1996, respectively. The lease expires in April 2001, unless renewed by the Company for up to an additional ten years.

       Through December 31, 1993, three stockholders of AHI collectively advanced $475,000 to a Physician Network for operations. Of these advances, $125,000 was repaid in 1994 and the remaining $350,000 was paid in 1995. Interest expense on these advances totaled $41,000 in 1994 and $16,000 in 1995.

       The Company has capitated and fee-for-service provider contracts with physician professional corporations owned by physician stockholders of the Company. Medical costs incurred totaled approximately $391,000, $760,000 and $989,000 for 1994, 1995, and 1996, respectively.

      In August 1994, AHI issued shares of common stock to two of its directors, one of which is an officer, in exchange for promissory notes, each in the amount of $1,500,000. The promissory notes were secured by other shares of AHI held by these directors. The common stock was exchanged by AHI for an equal number of shares of Series T preferred stock issued by AHI in November 1994. These shares of preferred stock were redeemed by the Company on December 31, 1994, in exchange for cancellation by AHI of the outstanding obligations under the promissory notes.

      Effective January 1, 1994, AHI entered into a consulting agreement with one of its directors to assist AHI in analyzing claims and related procedures. This agreement was terminated in March 1997. In exchange for services provided, AHI paid $90,000 per year in 1994, 1995 and 1996.

3.   PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31:

                                                                       1995           1996
                                                                 ------------    ------------

Land and buildings                                               $    164,825    $    523,758
Computer hardware and software                                      1,730,733      12,526,830
Furniture, fixtures and equipment, including medical equipment     13,257,444      35,373,769
Leasehold improvements                                              2,647,653       8,160,846
Vehicles                                                                 --           311,972
                                                                 ------------    ------------
   Total                                                           17,800,655      56,897,175
Less accumulated depreciation and amortization                     (5,988,385)    (11,094,498)
                                                                 ------------    ------------
   Subtotal                                                        11,812,270      45,802,677
Capitalized software development costs                              1,273,529         693,186
                                                                 ------------    ------------
Property and equipment -- net                                    $ 13,085,799    $ 46,495,863
                                                                 ============    ============


4.   DEBT

      Convertible Subordinated Notes Payable -- On October 5, 1994, the Company sold $1.0 million of convertible subordinated notes to representatives of the underwriters of FPA's initial public offering. The notes bore interest at 6%, payable semiannually, with principal due October 1999. During 1996, the notes were converted into 200,000 shares of FPA Common Stock.

      In December 1996, the Company issued $75.0 million of convertible subordinated debentures due December 2001, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, with interest payable semiannually, and are convertible into FPA Common Stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debenture, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January 1997, upon exercise of the overallotment option granted to the Initial Purchasers, the Company issued additional convertible subordinated debentures with the same terms for net proceeds of $5.4 million.

      Convertible Promissory Note -- In connection with the acquisition of a Texas subsidiary on November 1, 1995, FPA issued a 36-month, $2.5 million 9% convertible promissory note with payments of interest only due for the first 24 months and principal and interest monthly thereafter. During 1996, the note was converted into 243,191 shares of FPA Common Stock.

      Notes Payable -- In connection with certain acquisitions, the Company has issued various other notes payable. Following is a summary of all long-term debt.


                                                                                               DECEMBER 31,
                                                                                           ------------------
                                                                                           1995          1996
                                                                                      ------------   -------------
Notes payable, interest ranging from 7% to 10.25% and principal due
   through December 2000                                                              $  5,270,421   $  3,484,627
Note payable, interest at 9% and principal due November 1997                             2,500,000           --
Convertible note payable, interest at 9% and principal due November 1998                 2,500,000           --
Convertible debentures payable, interest at 6.5% payable semiannually,
  principal due December 2001                                                                 --       75,000,000
Notes payable to former shareholders of Sterling, interest at rates ranging from 5% to 5.54%, payable in 60 monthly installments
  through January 1998                                                                   1,372,895        759,420
Notes payable, interest at prime (8.25% at December 31, 1996), payable in two
  equal installments in December 1996 and 1997                                           1,200,000        600,000
6% convertible subordinated notes, interest payable semiannually through
  1999, principal due October 1999                                                       1,000,000           --
Notes payable to financial institutions, interest at 5.5%, due in full
  in October 1997                                                                          714,858     55,000,000
Note payable, interest at LIBOR (5.75% at December 31, 1996), 59 payments of
  principal and interest due commencing February 1999, through December 2003                  --       97,759,224
Note payable for the acquisition medical group, interest at
  the applicable Federal short-term rate (6.08% at December 31, 1995), payable quarterly with principal due in two
  installments in February 1996 and July 1997,
  collateralized by a letter
  of credit                                                                              2,890,000           --
Note payable to certain physicians in connection with acquisition
  payable quarterly through March 2005                                                   1,349,000      1,240,000
Note payable to former stockholder, interest at 4.51%, with principal due
  in January 1996                                                                          230,000           --
Notes payable, interest at 6.02% and principal due January 2006                               --       20,174,914
Other                                                                                    1,928,013      2,345,701
                                                                                      ------------   ------------
   Total                                                                                20,955,187    256,363,886
Less current portion                                                                    10,739,635     70,474,667
                                                                                      ------------   ------------
Long term debt, net of current portion                                                $ 10,215,552   $185,889,219
                                                                                      ============   ============


At December 31, 1996 future payments on long-term debt are as follows:


                                                        NOTES PAYABLE        CAPITAL
                                                          AND OTHER          LEASES             TOTAL
                                                     ----------------    -------------     -------------

 1997                                                     $69,344,423       $1,130,244       $70,474,667
 1998                                                       2,030,088          585,239         2,615,327
 1999                                                       8,194,345          226,843         8,421,188
 2000                                                       8,893,154           67,338         8,960,492
 2001                                                      83,925,319               --        83,925,319
 Thereafter                                                82,288,439               --        82,288,439
                                                     ----------------    -------------     -------------
                                                                             2,009,664       256,685,432
 Less amount representing interest on capital leases                          (321,546)         (321,546)
                                                                         -------------     -------------
 Total                                                   $254,675,768       $1,688,118      $256,363,886
                                                     ================    =============     =============



      The fair market value of the Company's debt approximates its carrying value.

      Credit Agreement -- On January 29, 1996, the Company entered into a credit, security, guarantee and pledge agreement ("Credit Agreement") with certain financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include those for acquisitions and capital expenditures. The Company and the financial institutions amended the Credit Agreement during 1996. Fees of $1,250,000 were paid in connection with the Credit Agreement during 1996. Borrowings bear interest at rates ranging from either LIBOR plus 2 1/2%, 2 3/4% or 3%, or prime rate plus 1%, 1 1/4%, or 1 1/2% as defined in the Credit Agreement. The balance outstanding is due on October 31, 1997. Periodic payments of accrued interest are due during the term of the Credit Agreement. Additionally, the financial institutions were granted a security interest in substantially all of the assets of the Company (excluding those of FPA Medical Management of Michigan, Inc. d/b/a QualNet, Inc., and the stock of certain subsidiaries of FPA) and Professional Corporations. The debt is also guaranteed by certain Professional Corporations. In connection with the Credit Agreement, the Company must maintain certain debt and equity ratios and profitability thresholds. The Company issued to the financial institutions a warrant to purchase 50,000 shares of Common Stock at $9.125 per share exercisable prior to February 2, 2001, subject to certain anti-dilution provisions. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Credit Agreement.

5.   MAJOR CUSTOMERS

      In 1994, one Payor accounted for 11.3% of the Company's operating revenue. In 1995, one Payor accounted for 26.2% of the Company's operating revenue. In 1996, two Payors accounted for 16.1% and 11.3%, respectively, of the Company's operating revenue.

6.   COMMITMENTS AND CONTINGENCIES

      Legal -- The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims is adequately covered by insurance and will not have a material effect on the Company's financial position or results of operations. The Company maintains professional liability insurance.

      The Company is a defendant in a purported class action securities lawsuit entitled "in re AHI Healthcare Systems, Inc. Securities Litigation" filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against AHI, certain of its officers and directors, and its Underwriters on December 20, 1995. The suit asserts that AHI, among other things, artificially inflated the price of its stock by misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of the Lakewood Health Plan. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI common stock between September 28, 1995 and December 19, 1995. The Company intends to vigorously defend this lawsuit. The Company does not expect that the outcome of the lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

       Operating Leases -- The Company is a party to certain facilities and equipment leases which terminate at various dates through November 8, 2005. Lease terms generally range from three to 10 years with renewal options. Many of the leases provide that the Company pay taxes, maintenance, insurance and other expenses, and contain rent escalation clauses.

      Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows:


   1997                   $ 25,579,887
   1998                     22,725,444
   1999                     19,267,150
   2000                     16,588,255
   2001                      3,245,625
   Thereafter                3,978,572
                          ------------
   Total                  $ 91,384,933
                          ============


      For 1994, 1995 and 1996, total expense under these non-cancelable operating leases was $1,754,094, $5,343,964, and $10,640,028, respectively.

7.   STOCKHOLDERS' EQUITY

       Stock Splits and Dividends -- The accompanying consolidated financial statements and notes retroactively reflect all stock splits and stock dividends. All share, per share and stock option data have been restated to reflect the stock splits and stock dividends.

      In 1995, a Director of the Company purchased 32,000 shares of the Company's common stock for $450,000 by delivery of a note which is receivable in monthly installments commencing January 1996 through May 2002. The note is secured by the purchased shares and is included in Due From Stockholder. In addition, the Company granted this Director 42,675 stock options exercisable in installments over a seven-year period at $14.06 per share.

       In 1994, the Company issued shares of its common stock to two of its stockholders in exchange for promissory notes totaling $3,000,000. The shares were exchanged for the Company's Series T Preferred Stock which was subsequently redeemed in exchange for cancellation of the promissory notes.

       In 1994, the Company entered into a stock repurchase and mutual release agreement with a former director and stockholder. Pursuant to this agreement, such stockholder's entire equity interest was repurchased by the Company for $153,000 in cash and a note payable of $230,000 which was paid in 1996.

      In 1994, the Company entered into a stock repurchase and mutual release agreement (the "Agreement") with a former officer of AHI. Under the terms of the Agreement, the Company agreed to purchase the former officer's entire equity interest representing approximately 19% of AHI's outstanding stock at the time of repurchase for $1.1 million and to settle all outstanding employment-related disputes for $1.3 million. The settlement payments were made in cash ($1.2 million) and a note payable ($1.2 million), which was paid in full in 1995. The Company incurred $69,000 and $59,000 in interest expense in 1994 and 1995, respectively. In connection with the Agreement, this former officer also received an additional $300,000 upon the completion of AHI's initial public offering in 1995

      Preferred Stock -- During 1994, FPA issued a stock dividend consisting of one share of Series A Redeemable Preferred Stock (the "Preferred Stock") for each 437,600 shares of FPA's Common Stock. Accordingly, five shares of Preferred Stock were issued through the stock dividend, one to each of the Company's five founding directors. The Preferred Stock was subsequently redeemed by FPA at the redemption price of $750,000 per share of Preferred Stock (aggregate $3,750,000) in connection with the 1994 private placement of Common Stock.

      Omnibus Stock Option Plan -- During 1994, FPA adopted the Omnibus Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through incentive stock options or nonqualified stock options. On July 13, 1995, October 31, 1996 and March 17, 1997, the stockholders of the Company authorized an increase in the total number of shares which may be granted under the plan to 1,500,000, 5,000,000 and 6,500,000, respectively. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over three to five years.

      1994 Physician Stock Option Plan -- During 1994, FPA adopted the 1994 Physician Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through nonqualified stock options. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over two to five years.

      1995 Non-Employee Directors Non-Qualified Stock Option Plan -- On July 13, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors Non-Qualified Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the plan generally vest over one year.

      1994 and 1995 AHI Long-Term Incentive Plans (the "LT Plans") -- Under the LT Plans, awards of options of AHI common stock were granted to employees and consultants as determined by the Compensation Committee. The LT Plans also contained provisions permitting awards of restricted stock. The terms of any awards of options and restricted stock were specified in each agreement as determined by the Compensation Committee, including, but not limited to, the purchase price, term, exercise, vesting, restrictions and employment termination. These options were exercisable ratably over periods up to five years. The LT Plans and any awards thereunder terminated no later than ten years from date of grant. A total of 3,028,222 options were reserved for issuance under the LT Plans. The LT Plans were dissolved in connection with the AHI Merger.

      1995 Non-Employee Directors Stock Option Program -- On August 1, 1995 AHI adopted the 1995 Non-Employee Directors Stock Option Program (the "Directors' Plan"). A total of 39,222 shares of common stock were reserved for issuance under the Directors' Plan. The Directors' Plan authorized the initial grant of options to purchase up to 7,500 shares of common stock to each Non-Employee Director and authorized an additional 1,000 option grant annually. The option exercise price was determined by the average of the fair market value of common stock for the fifth through ninth Nasdaq National Market trading days following the grant. The term of each option was ten years from the date of grant and vests over a four year period. The Directors Plan was dissolved in connection with the AHI Merger.

      Stock option transactions and prices are summarized as follows:


                                                                              1995
                                                                          NON-EMPLOYEE
                                         OMNIBUS          1994             DIRECTORS         LONG-TERM
                                          STOCK      PHYSICIAN STOCK     NON-QUALIFIED        INCENTIVE
                                       OPTION PLAN     OPTION PLAN     STOCK OPTION PLAN       PLANS
                                     --------------   --------------   -----------------   -------------
     Shares under option:
     Outstanding at January 1, 1994              --               --                  --      1,075,404

        Granted                             858,254               --                  --      1,013,526
        Exercised                                --               --                  --             --
        Canceled                             (3,000)              --                  --             --
                                     --------------   --------------    ----------------   ------------
     Outstanding at December 31,
        1994                                855,254               --                  --      2,088,930
        Granted                             709,072          477,460              32,500        707,615
        Exercised                                --               --                  --             --
        Canceled                            (13,692)             (25)                 --        (74,757)
                                     --------------   --------------    ----------------        -------
     Outstanding at December 31,
        1995                              1,550,634          477,435              32,500      2,721,788
        Granted in connection with
          Sterling merger                 1,313,583               --                --          194,000
        Otherwise granted                 3,077,801          184,292              14,500             --



                                                                             1995
                                                                         NON-EMPLOYEE
                                                                           DIRECTORS
                                          OMNIBUS            1994        NON-QUALIFIED        LONG-TERM
                                           STOCK        PHYSICIAN STOCK   STOCK OPTION PLAN    INCENTIVE
                                        OPTION PLAN       OPTION PLAN                            PLANS
                                        -----------       ---------      ----------          ---------------
        Exercised                         (181,421)        (14,200)          (5,000)                   --
        Canceled                           (35,477)        (10,100)              --              (221,389)
                                        -----------       ---------         -------          ---------------
     Outstanding at December 31,
       1996                              5,725,120         637,427           42,000              2,694,399
                                        ===========       =======-=         =======           ==============


      Common Stock -- All stock options are granted at fair market value of the Common Stock at the grant date. The weighted average fair value of the stock options granted during 1996 was $8.49. The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 5.7%; expected divided yield of 0%; expected life of 1.7-3 years; and expected volatility of 48%. Stock options generally expire ten years from the grant date. Stock options generally vest over a three to five year period, with one-third of the shares becoming exercisable on each of the first three anniversaries of the grant date. The outstanding stock options at December 31, 1996 have weighted average remaining contractual life of 5.97 years. The number of stock option shares exercisable at December 31, 1996 was 3,363,575. These stock options have a weighted average exercise price of $10.84 per share.

      The Company accounts for its options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net loss and net loss per share for 1995 would have been $(1,349,874) and $(.07), respectively, and the Company's pro forma net loss and net loss per share for 1996 would have been $(76,466,211) and $(2.79), respectively. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The following table summarizes information about stock options outstanding at December 31, 1996:


                                  NUMBER          WEIGHTED AVERAGE
 RANGE OF EXERCISE             OUTSTANDING           REMAINING         WEIGHTED AVERAGE   NUMBER EXERCISABLE    WEIGHTED AVERAGE
     PRICES                AT DECEMBER 31, 1996   CONTRACTUAL LIFE       EXERCISE PRICE   AT DECEMBER 31, 1996   EXERCISE PRICE
------------------         --------------------  -------------------   ----------------- --------------------------------------

  $5.0000- $8.6250               2,968,742              4.84              $6.5899           1,498,470             $ 6.5665
  $8.8750-$13.7500               1,664,773              8.17              11.5848             663,630              12.0322
 $13.8125-$18.8438               2,524,767              3.48              14.9427             970,057              14.1507
 $19.0625-$28.3750               1,940,664              9.04              19.5457             231,418              21.2540
                               -----------              ----             --------          ----------             --------
  $5.0000-$28.3750               9,098,946              5.97             $12.5848           3,363,575             $10.8427
                               ===========              ====            =========          ==========             ========

      Warrants -- In connection with the revolving line of credit agreement (see
Note 4), AHI granted a warrant to the bank to purchase 53,343 shares of its common stock at $14.06 per share which expires on May 18, 2000. The warrant may be converted to shares of common stock equal to the aggregate fair value of shares less the total exercise price divided by the fair value per share on the conversion date. Pursuant to AHI's merger with FPA on March 17, 1997, the warrant was converted into an FPA warrant.

8.   INCOME TAXES

      Upon the inception of the Company, the Company elected S Corporation status under the Internal Revenue Code which provides that taxable income or loss is attributable to the stockholders. The Company subsequently revoked its election to be treated as an S Corporation and became subject to income taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized a deferred tax benefit on the date it became a taxable enterprise.

      The components of income tax expense for the years ended December 31 are as follows:


                              1994                     1995                        1996
                          --------------        ------------------         ------------------
      Federal expense:
        Current           $   1,896,870            $    2,190,978             $     5,273,179
        Deferred               (539,312)                 (755,192)                 (4,622,179)

      State expense:
        Current                 391,936                   368,882                   1,628,982
        Deferred                (82,469)                 (300,348)                 (1,199,982)
                          -------------         -----------------          ------------------
            Total         $   1,667,025            $    1,504,320             $     1,080,000
                          =============         =================          ==================

      The Company's income tax expense differs from the amount that would have resulted from applying the Federal statutory rate to pretax income because of the effect of the following items:


                                                        1994           1995          1996
                                                      -----------   -----------    ------
      Tax expense (benefit) at U.S. statutory rate      34.0%           34.0%       (34.2%)

      Revocation of FPA S Corporation status            (5.1%)            --           --
      State taxes, net of Federal income tax benefit     4.2%           (0.7%)       (0.8%)
      Nondeductible goodwill amortization                1.1%           27.2%        10.1%
      Nondeductible acquisition costs                      --             --          4.9%
      Loss (with)/without carryforward benefit          (1.1%)            --         20.6%
      Other                                              0.2%            6.7%         1.0%
                                                      -------       ---------      -------
                                                        33.3%           67.2%         1.6%
                                                      =======       =========      =======

      Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets and liabilities at December 31 are as follows:


                                                                 1995                       1996
                                                           ----------------         ------------------

 Deferred tax assets:
   Goodwill                                                              --            $     4,087,001
   Allowance for uncollectible accounts                     $     2,307,580                  2,700,811
   Accrued liability for professional liability claims              321,256                    595,000
   Accrued expenses                                                 434,000                  1,267,000
   Depreciation and amortization                                     22,000                     76,000
   Net operating losses                                           1,191,511                 14,028,058
   Other                                                             50,392                    720,821
                                                           ----------------         ------------------
       Total deferred tax assets                                  4,326,739                 23,474,691

      Valuation allowance                                          (493,000)               (15,304,000)
                                                           ----------------         ------------------
      Total deferred tax assets                             $     3,833,739            $     8,170,691
                                                           ================         ==================
 Deferred tax liabilities:
   Geographic expansion costs                               $      (179,893)           $      (392,305)
   Start-up costs                                                  (231,498)                        --
   State income tax                                                      --                   (290,987)
   Deferred compensation                                            (57,565)                   (19,069)
   Depreciation and amortization                                 (1,008,458)                  (799,914)
                                                           ----------------         ------------------
       Total deferred tax liabilities                       $    (1,477,414)           $    (1,502,275)
                                                           ----------------         ------------------

 Net deferred tax assets                                    $     2,356,325            $     6,668,416
                                                           ================         ==================

       Effective January 1, 1995, all but two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, revoked their S-Corporation status. As a result, approximately $750,000 of net operating losses are not available to offset future California income otherwise taxable at 1.5%.

       The Company has net operating loss carryforwards of approximately $48,400,000 which may be utilized in future years before expiring between 2007 and 2011. Of this amount, approximately $1,200,000 arose from pre-acquisition losses of an acquired Physician Network, the use of which is limited to future taxable income of this Physician Network.

9.   MERGER, RESTRUCTURING AND OTHER UNUSUAL CHARGES

      In 1995, the Company recorded nonrecurring expenses of $1.6 million. This amount includes a $434,000 charge for impairment of goodwill, a $773,000 charge for the loss on disposition of businesses and $375,000 relating to the bankruptcy of one of its hospital clients. In 1995, the Company sold six and closed two primary care clinics (seven in Florida and one in Texas). The goodwill impairment and loss on sale are directly related to the sale and closure of the primary care clinics. These clinics accounted for approximately $2.1 million in revenue and generated an operating loss (including the unusual items) of $3.7 million during 1995.

      In 1996, the Company recorded nonrecurring expenses of $52.6 million. This amount is comprised of (i) costs related to the Sterling Merger in the amount of $16.8 million comprised of investment bankers' fees, attorneys' fees, accountants' fees, legal fees, and severance and compensation required to be paid as part of the Sterling Merger, (ii) write-offs of goodwill and other assets in the amount of $33.5 million related to terminated emergency room contracts and unprofitable acquisitions, and (iii) restructuring charges in the amount of $2.3 million primarily related to severance for terminated employees.

      In the three months ended March 31, 1997, the Company recorded nonrecurring expenses of $36.8 million comprised of costs related to the AHI Merger consisting of investment bankers fees, attorney's fees, accountants fees, legal fees, wind-down costs, and severance and compensation required to be paid as part of the AHI Merger.

10.    SEGMENT INFORMATION

      Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments ("Emergency Department"). FPA manages the provision of prepaid managed healthcare services for networks of primary care physicians ("Managed Care"). The activities related to the Managed Care segment and the Emergency Department segment are as follows:


                                         EMERGENCY             MANAGED
                                        DEPARTMENT              CARE            CONSOLIDATED
                                        ----------        ------------          ------------

    Year Ended:                                       (THOUSANDS OF DOLLARS)
    DECEMBER 31, 1996
    Operating revenues                $   136,761         $   422,344           $   559,105
    Income (loss) from operations          (6,154)            (58,577)              (64,731)
    Assets employed at year-end            77,900             501,763               579,663
    Depreciation and amortization           3,204              10,260                13,464
    Capital expenditures                      650              12,557                13,207

    DECEMBER 31, 1995
    Operating revenues                $   115,660         $   166,975           $   282,635
    Income (loss) from operations           6,502              (2,686)                3,816
    Assets employed at year-end            78,608             150,055               228,663
    Depreciation and amortization           2,260               3,326                 5,586
    Capital expenditures                    1,634               5,315                 6,949

    DECEMBER 31, 1994
    Operating revenues                $    39,256         $    79,181           $   118,437
    Income (loss) from operations           2,349               2,422                 4,771
    Assets employed at year-end            26,742              39,014                65,756
    Depreciation and amortization             438                 893                 1,331
    Capital expenditures                      499               2,069                 2,568


11.    ACQUISITIONS

      Following is a summary of material acquisitions consummated during 1996 by the Company, one of its subsidiaries, or one of the Professional Corporations. Such acquisitions were accounted for using the purchase method of accounting. Goodwill totaling approximately $244 million was recorded, which is being amortized over periods ranging from 25 to 30 years. In connection with these acquisitions, the Company issued (i) FPA Common Stock valued at $51.6 million,
(ii) notes payable of $163.8 million, and (iii) cash of $19.4 million.



      VIP, IPA, A Professional Corporation                        January        1996
      Foundation Health IPA                                       January        1996
      Century Family Medical Group, IPA                           January        1996
      Century Family Medical Group, Inc.                          January        1996
      Chabot Medical Group IPA                                    January        1996
      Private Physicians Group of Stanford                        February       1996
      Physicians First, Inc.                                      June           1996
      Family First Pharmacy, Inc.                                 June           1996
      FPA Family Pharmacy, Inc.                                   June           1996
      Physicians Medical Group of Florida, Inc.                   June           1996
      FHC IPA, Inc.                                               July           1996
      Intergroup IPA, P.C.                                        July           1996
      Foundation Health Medical Services(1)                       December       1996
      Foundation Health Medical Group, Inc.(1)                    December       1996
      FHMG/TDMC Medical Group, A Professional Corporation(1)      December       1996
      Thomas Davis Medical Centers, P.C.(1)                       December       1996


(1) The Company is in the process of determining the appropriate values to be assigned to the assets acquired and liabilities assumed in connection with these acquisitions. Accordingly, the Company's estimate of these values are subject to revision upon completion of an independent valuation which may result in an adjustment to goodwill.

      The following unaudited pro forma financial information presents the consolidated results of operations as if all significant acquisitions had occurred as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles and goodwill, executive compensation per employment agreements, and the related income tax effects.


                                                YEAR ENDED DECEMBER 31,
                                                1995            1996
                                         ----------------------------------------
             Revenues                      $ 485,494,000        $  718,713,000
             Net loss                        (47,541,000)         (131,698,857)
             Net loss per share                   (2.60)                 (4.81)


      The Company believes that this unaudited pro forma information is not indicative of future results of operations, nor of historical operations, if the acquisitions had occurred as of the beginning of the periods presented.

12.    LICENSURE

      The application of Family and Senior Care, Inc., a wholly-owned subsidiary of FPA, for a restricted healthcare service plan license was approved by the California Department of Corporations ("DOC") on December 5, 1996. Following that date, all of the Company's managed care activity in the State of California occurred in this subsidiary. On February 24, 1997 FPA submitted a Notice of Material Modification to request incorporation of the California activity of AHI under FPA's restricted DOC license.

13.    SUBSEQUENT EVENTS (UNAUDITED)

       The following significant events have occurred subsequent to the balance sheet date:

HealthCap Merger. On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA common stock were issued in exchange for all of the outstanding shares of HealthCap common and preferred stock (including shares covered by HealthCap vested options and outstanding warrants as of the effective date) and FPA assumed certain HealthCap options. HealthCap is a physician practice management company that provides management services for capitated physician networks, including IPAs and single taxpayer model medical groups. HealthCap is focused on the development and operation of primary care based multi-specialty and women's health delivery systems in primary and secondary markets where HMO market share has been historically low but is increasing. HealthCap operates in California, Florida, Georgia, Missouri and Nevada. As of March 31, 1997, HealthCap had a network of 1,540 primary care physicians which provided healthcare services to approximately 50,000 enrollees under 12 Payor contracts.

Health Partners Merger. On July 1, 1997, FPA entered into an Agreement and Plan of Merger with Health Partners, Inc. (the "Health Partners Merger Agreement") which provides for the acquisition of Health Partners, Inc. by FPA in a stock-for-stock merger anticipated to be accounted for as a pooling of interests. The consummation of the proposed merger is subject to approval by the stockholders of Health Partners, Inc., receipt of all necessary regulatory approvals and other customary conditions. The Health Partners Merger Agreement may be terminated by either of the parties if the merger is not consummated by October 28, 1997, and under certain other circumstances. Health Partners, Inc. currently has a network of 418 primary care physicians which provides healthcare services to over 138,000 HMO enrollees under 8 Payor contracts. Health Partners is the largest physician practice management organization in New York with over 103,000 HMO members and also has operations in Ohio, Kentucky, Washington D.C., New Jersey, Texas and Virginia.

Credit Agreement. On June 30, 1997, the Company entered into a commercial paper credit agreement for a $225 million three-year revolving line of credit ("Line of Credit") and a $50 million four and one-quarter year term loan ("Term Loan"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit can be used to refinance debt and to secure the Company's capitation deposits, respectively. The remaining proceeds of the Line of credit can be used for working capital. The proceeds of the Term Loan may be used to refinance debt. The borrowings bear interest based on the prime rate plus 50-75 basis points or the Interbank Eurodollar rate plus 150-175 basis points, as defined in the agreement. In connection with the credit agreement the Company agreed to maintain certain debt and equity ratios and profitability thresholds. This facility is secured by the assets of the Company.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of FPA Medical Management, Inc.:

We have audited the supplemental consolidated balance sheets of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related supplemental consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the mergers with Sterling Healthcare Group, Inc. and AHI Healthcare Systems, Inc., which have been accounted for as poolings of interest as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheet of Sterling Healthcare Group, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Sterling Healthcare Group, Inc. for the period June 1, 1994 (date of inception) to December 31, 1994 and the year ended December 31 1995, which statements reflect total assets of $78,608,252 as of December 31, 1995, and total revenues of $39,255,573 and $115,659,527 for the seven-month period ended December 31, 1994 and the year ended December 31, 1995, respectively. We also did not audit the consolidated balance sheet of AHI Healthcare Systems, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of AHI Healthcare Systems, Inc. for each of the two years in the period ended December 31, 1995, which statements reflect total assets of $76,256,000 as of December 31, 1995, and total revenues of $60,746,000 and $114,284,000 for the years ended December 31, 1994 and 1995, respectively. Such financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Sterling Healthcare Group, Inc. and AHI Healthcare Systems, Inc. for 1994 and 1995, is based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
May 2, 1997

REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
AHI HealthCare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc., at December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

February 22, 1996

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sterling Healthcare Group, Inc.
Coral Gables, Florida

We have audited the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for year ended December 31, 1995 and the seven month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Healthcare Group, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and the seven month period ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND LLP

Miami, Florida
March 15, 1996

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

Prospectus Summary.....................................................
Risk Factors...........................................................
Recent Developments....................................................
Ratio of Earnings to Fixed Charges.....................................
Use of Proceeds........................................................
Dividend Policy........................................................
Description of Common Stock............................................
Selling Stockholders...................................................
Plan of Distribution...................................................
Legal Matters..........................................................
Experts................................................................
Supplemental Consolidated Financial Statements.........................F-1



================================================================================


                                      LOGO

                                   FPA MEDICAL
                                MANAGEMENT, INC.


                                1,940,960 SHARES
                                 OF COMMON STOCK


                                 ---------------

                                   PROSPECTUS
                                 ---------------


                                ___________, 1997



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the amounts of expenses in connection with the issuance of the Individual Shares offered pursuant to this Registration Statement which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.

                                                                      ESTIMATED
                                                                      ---------
       Securities and Exchange Commission Registration Fee............ $10,288
       Printing and Engraving Expenses................................  10,000
       Accounting Fees and Expenses...................................  12,500
       Legal Fees and Expenses........................................   7,500
       Miscellaneous Fees and Expenses................................     712
                 Total................................................ $41,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses, including attorneys' fees, actually and reasonably incurred by any such person in connection with the defense of any action or suit by reason of being or having been an officer, director, employee or agent, if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that if such action shall be by or in the right of the corporation, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which the action or suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      FPA's Certificate of Incorporation, as amended, has the following indemnification provisions:

      "SEVENTH"

      A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      B. If a claim under Paragraph A of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      D. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      FPA's By-laws similarly provide that FPA shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of Delaware.

      In addition, FPA has entered into individual indemnification agreements (the "Indemnification Agreements") with each of its directors. The general effect on directors' liabilities is set forth in the provisions of the Indemnification Agreements summarized below:

      Proceedings Other Than Proceedings by or in the Right of FPA. A director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of FPA. In such case, such director shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

      Proceedings by or in the Right of Company. Generally, a director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of FPA to procure a judgment in its favor. In such case, the director shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA; provided, however, that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to FPA unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

      Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of the Indemnification Agreements, to the extent that the director is, by reason of his position with FPA, a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the director is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, FPA shall indemnify the director against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT
    NUMBER                                          DESCRIPTION
    ------                                          -----------

      4.7       Registration Rights Agreement dated June 30, 1997 by and among the Company and certain stockholders of HealthCap, Inc.
      5.1       Opinion of James A. Lebovitz, Esq.
     10.31      Agreement and Plan of Merger dated June 5, 1997 by and among the Company, FPA Acquisition Corp.
                and HealthCap, Inc.
     10.32      Credit Agreement dated as of June 30, 1997 by and among the Company, Lehman Commercial Paper,
                Inc. and the lenders parties thereto
     23.1       Consent of Deloitte & Touche LLP
     23.2       Consent of Coopers & Lybrand L.L.P.
     23.3       Consent of Ernst & Young LLP
     23.6       Consent of James A. Lebovitz, Esq. (contained in Exhibit 5.1)
     24.1       Power of Attorney (included on signature page)


------------

ITEM 17. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to Delaware law, the Registrant's Bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which any offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            PROVIDED, HOWEVER, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 15, 1997.

                                       FPA MEDICAL MANAGEMENT, INC.

                                       By: /s/ JAMES A. LEBOVITZ
                                          ----------------------------------
                                          James A. Lebovitz
                                          Senior Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of July 15, 1997 by the following persons in the capacities indicated. Each person whose signature appears below hereby authorizes and appoints Seth Flam, Steven M. Lash or James A. Lebovitz, and any one of them, as his or her attorney-in-fact, to sign and file on his or her behalf, in the capacities stated below, any and all pre-effective amendments and post-effective amendments to this Registration Statement.


             SIGNATURE                    TITLE                                              DATE
             ---------                    -----                                              ----


        /s/ SETH FLAM                President, Chief Executive                         July 15, 1997
---------------------------------    Officer and Director
            Seth Flam                (Principal Executive
                                     Officer)


      /s/ SOL LIZERBRAM              Director and Chairman of the Board of              July 15, 1997
---------------------------------    Directors
          Sol Lizerbram

     /s/ STEVEN M. LASH              Executive Vice President -                         July 15, 1997
---------------------------------    Chief Financial Officer and Treasurer
         Steven M. Lash              (Principal Financial Officer and Accounting
                                     Officer)


     /s/ SHELDON DEREZIN             Director                                           July 15, 1997
---------------------------------
         Sheldon Derezin

   /s/ STEPHEN J. DRESNICK           Director and Vice Chairman of the Board            July 15, 1997
---------------------------------    of Directors
       Stephen J. Dresnick

       /s/ KEVIN ELLIS               Director                                           July 15, 1997
---------------------------------
           Kevin Ellis

    /s/ MICHAEL FEINSTEIN            Director                                           July 15, 1997
---------------------------------
        Michael Feinstein

     /s/ HOWARD HASSMAN              Director                                           July 15, 1997
---------------------------------
         Howard Hassman

                                     Director
---------------------------------
       Herbert A. Wertheim


                                  EXHIBIT INDEX

   4.7    Registration Rights Agreement dated June 30, 1997 by and among the Company and certain stockholders of HealthCap, Inc.
   5.1    Opinion of James A. Lebovitz, Esq.
  10.31   Agreement and Plan of Merger dated June 5, 1997 by and among the Company, FPA
          Acquisition Corp. and HealthCap, Inc.
  10.32   Credit Agreement dated as of June 30, 1997 by and among the Company, Lehman Commercial
          Paper, Inc. and the several lenders parties thereto
  23.1    Consent of Deloitte & Touche LLP
  23.2    Consent of Coopers & Lybrand L.L.P.
  23.3    Consent of Ernst & Young LLP
  23.6    Consent of James A. Lebovitz, Esq. (contained in Exhibit 5.1)
  24.1    Power of Attorney (included on signature page)
------------